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As filed with the Securities and Exchange Commission on December 22, 1999

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FOUNDERS FOOD & FIRKINS LTD.
(Name of Small Business Issuer in its Charter)

Minnesota (State or Other Jurisdiction of Incorporation)	722110 (Primary Standard Industrial Classification Code Number)	41-1883639 (I.R.S. Employer Identification Number)
5831 Cedar Lake Road St. Louis Park, Minnesota 55416 (612) 525-2070 (Address and Telephone Number of Principal Executive Offices)	3945 Second Street South St. Cloud, Minnesota 56301 (Address of Principal Place of Business)

Steven J. Wagenheim
President and Chief Executive Officer
Founders Food & Firkins Ltd.
5831 Cedar Lake Road
St. Louis Park, Minnesota 55416
(612) 525-2070
(Name, Address, and Telephone Number of Agent For Service)

COPIES TO:

Avron L. Gordon, Esq. Brett D. Anderson, Esq. Briggs and Morgan, Professional Association 2400 IDS Center 80 South Eighth Street Minneapolis, MN 55402 (612) 334-8400 FAX (612) 334-8650	Eric O. Madson, Esq. Amy J. Hasbargen, Esq. Robins, Kaplan, Miller & Ciresi L.L.P. 2800 LaSalle Plaza 800 LaSalle Avenue Minneapolis, MN 55402 (612) 349-8500 FAX (612) 339-4181

Approximate Date of Commencement of Proposed Sale to the Public:
As soon as practicable after the effective date of this Registration Statement.

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

   If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value	1,150,000 shares	$4.00	$4,600,000	$1,215

(1)
Includes 150,000 shares subject to an option granted to the underwriter to cover over-allotments, if any.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED DECEMBER 22, 1999

The information in this prospectus is not complete and may be changed. We may not sell these securities until the related registration statement filed with the Securities and Exchange Commission or any applicable state securities commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

[LOGO]

1,000,000 Shares

FOUNDERS FOOD & FIRKINS LTD.

Common Stock

    This is an initial public offering of shares of common stock of Founders Food & Firkins Ltd. We are offering 1,000,000 shares to the public in this offering. No public market currently exists for our common stock.

    We have applied to have our common stock listed on the Nasdaq SmallCap Market under the symbol "FOFF."

    Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 7 to read about risks that you should consider carefully before buying shares of our common stock.

	Per Share	Total

Public offering price	$4.00	$4,000,000
Underwriting discounts and commissions	$0.40	$400,000
Proceeds to us	$3.60	$3,600,000

    The underwriter has a 30-day option to purchase 150,000 additional shares from us at the initial public offering price to cover over-allotments, if any. We have also agreed to pay the underwriter 3% of the total public offering price to cover its expenses.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

EQUITY SECURITIES INVESTMENTS, INC.

The date of this prospectus is

[INSIDE FRONT COVER—PHOTOS OF FOOD AND BEVERAGE SELECTIONS AND EXTERIOR VIEW OF ST. CLOUD LOCATION]

    You should rely only on the information contained in this prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

    Until      , 2000 (25 days after the date of the prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

    Granite City Food & Brewery™, Granite City™, Brother Benedict's Mai Bock™, Victory Lager™, Pride of Pilsen™, Northern Light™ and Duke of Wellington™ are our trademarks. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners. A "firkin" is an English unit of capacity equal to nine gallons. This measurement is one-quarter of a British barrel of beer.

PROSPECTUS SUMMARY

    This summary highlights some of the information found in greater detail elsewhere in our prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" and our financial information, before you decide to buy our common stock.

Founders Food & Firkins Ltd.

    Founders Food & Firkins Ltd. operates the Granite City Food & Brewery™, a full-service, casual dining restaurant featuring an on-premise brewery. Our first restaurant opened in St. Cloud, Minnesota, in June 1999. Our current expansion strategy focuses on developing restaurants in smaller metropolitan and regional markets, commonly referred to as second tier markets. In 2000, we plan to open two additional restaurants, one in Sioux Falls, South Dakota, and another in Fargo, North Dakota.

    Granite City's concept is to provide fresh, high-quality, made-to-order food and handcrafted beers, both made on site. Granite City offers a broad menu of traditional and regional foods served in generous portions at reasonable prices, designed to offer customers an excellent value and pleasant dining experience. Our customers enjoy our signature food selections with our handcrafted beers. Examples of our signature selections include: Granite City Ale and Cheddar Soup, Chicken Caesar Chalupa, Chicken Tschopitoula, Chinese Pasta Salad, Grilled London Broil with Bourbon BBQ Sauce, Southern Fried Chicken Breast Dinner (marinated in buttermilk and Cajun spices), Honey Rosemary Filet Mignon and the Granite City Walleye. Our flagship beers, which complement our signature selections, are:

  •
  Brother Benedict's Mai Bock, a light German style bock beer

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  Victory Lager, a light American style lager, smooth with a soft finish

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  Pride of Pilsen, brewed in the Czechoslovakian tradition of slow lagering, with an intense hop flavor

  •
  Northern Light, a lightly hopped classic American ale with a creamy smooth taste and a faint hops aroma

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  Duke of Wellington, a cask conditioned India pale ale brewed with English hops, a traditional English style ale

    We also brew special ales and lagers to promote seasonal events, such as Oktoberfest and St. Patrick's Day.

    We employ professional brewers to produce specialty handcrafted beers. Our brewers have been trained in brewing art and chemistry to maintain quality control and proper laboratory procedures. At each restaurant location, we install a brewery lab with trained brewers to brew all beers from raw ingredients, using proprietary recipes with yeast strains developed on site. William E. Burdick, a seasoned brewmaster, plans and supervises our brewing operations.

    Our business strategy is to:

  •
  offer high-quality food at reasonable prices

  •
  offer unique, handcrafted beers made in our on-premise microbrewery

  •
  create a fun, energetic and destination dining experience

  •
  foster a passionate culture of guest service among well-trained employees

  •
  achieve attractive economics through the sale of higher margin menu items such as our handcrafted beers

  •
  pursue deliberate and careful expansion

    We believe our current development plan to open Granite City Food & Brewery restaurants in Sioux Falls and Fargo offers us the opportunity to capitalize on this strategy. These markets bear resemblance to St. Cloud in many demographic categories, but have larger populations and employment bases, greater numbers of hotel rooms, and higher household incomes, all important factors for restaurant development.

    Our founders, Steven J. Wagenheim, William E. Burdick, Mitchel I. Wachman and Arthur E. Pew III, are experienced in operating and owning restaurants. Messrs. Wagenheim, Wachman and Pew were involved in the operation and development of several Champps Americana restaurants and they have experience in multi-location, multi-state restaurant development. We believe that this management team will provide the strength needed to expand the Granite City concept.

    We were incorporated on June 26, 1997, as a Minnesota corporation. Our executive offices are located at 5831 Cedar Lake Road, St. Louis Park, Minnesota 55416, and our telephone number is (612) 525-2070.

This offering

Common stock offered	1,000,000 shares
Common stock outstanding after the offering	3,782,000 shares
Offering price	$4.00 per share
Use of proceeds	To fund development of two additional restaurants
Proposed Nasdaq SmallCap Market Symbol	FOFF

    In addition to the 3,782,000 shares to be outstanding after the offering, we will have:

  •
  156,950 shares issuable by us upon the exercise of outstanding warrants at a weighted average exercise price of approximately $1.07 per share

  •
  650,000 shares issuable by us upon the exercise of stock options granted, or available for issuance, under our stock option plans

  •
  100,000 shares issuable by us upon the exercise of a warrant that we will issue to the underwriter of this offering at an exercise price of $4.80 per share

  •
  150,000 additional shares that may be purchased from us by the underwriter pursuant to an option to cover over-allotments in connection with this offering

    Unless indicated otherwise, this prospectus (a) assumes that none of the above warrants or options is exercised, (b) reflects the exercise by our principal shareholder, Brewing Venture LLC, of warrants to purchase 1,000,000 shares of common stock upon the closing of this offering and (c) reflects the cancellation of 187,500 shares of common stock tendered to us as payment in connection with the exercise of such warrant. If the over-allotment option is exercised by the underwriter, some of the information in this prospectus will be different, including information presented above and information under "Use of Proceeds," "Dilution" and "Capitalization." In presenting all such information, we are assuming that the underwriter's over-allotment option will not be exercised.

SUMMARY FINANCIAL DATA

	Period From June 26, 1997 (Inception) to December 31, 1997				Nine Months Ended September 30
			Year Ended December 31, 1998
					1998	1999
					(Unaudited)	(Unaudited)

Statement of Operations Data:
Restaurant revenues						$1,130,308
Restaurant costs						1,006,570
Income from restaurant operations						123,738
Pre-opening costs		$37,553		$51,111	$42,441	194,193
Operating loss		(45,886)		(76,111)	(61,191)	(82,955)
Net loss		$(24,208)		$(13,911)	$(13,330)	$(113,158)
Loss per common share—basic and diluted	$		$		$	$
Weighted average number of common shares—basic and diluted		1,262,181		1,967,753	1,967,165	1,969,500

	September 30, 1999 (Unaudited)
	Actual	As Adjusted

Balance Sheet Data:
Cash	$241,109	$3,571,109
Total assets	3,694,231	7,024,231
Long-term debt including current portion	2,336,035	2,336,035
Total shareholders' equity	996,997	4,326,997

    The as adjusted balance sheet data listed above assumes that we sell 1,000,000 shares of common stock in this offering at an initial public offering price of $4.00 per share, after deducting the underwriting discount and estimated offering expenses payable by us. See "Use of Proceeds" for information regarding our anticipated use of the proceeds of this offering and "Capitalization" for information regarding our capitalization following this offering.

RISK FACTORS

    You should carefully consider the following risk factors before you decide to buy our shares. You should also consider the other information in this prospectus. If any of the following risks actually occur, our business, financial condition, operating results and cash flows could be materially adversely affected. This could cause the trading price of our shares to decline, and you may lose part or all of your investment.

    We have a very short operating history upon which you can evaluate us.  We have a very limited operating history, having opened our first restaurant in June 1999. Accordingly, there are no meaningful financial results upon which you can evaluate the merits of an investment in our company. Our operating experience has not been long enough for us to know whether we can sustain profitable operations and positive cash flow. Our operating results can be affected by changes in customer tastes, the popularity of handcrafted beers, economic conditions in secondary markets, such as St. Cloud, and the level of competition in our markets. We intend to continue to expend significant financial and management resources to develop additional restaurants. We cannot predict whether we will be able to achieve or sustain revenue growth, profitability or positive cash flow in the future.

    Our business could be materially adversely affected if we are unable to expand in a timely and profitable manner.  To continue to grow, we must open new restaurants on a timely and profitable basis. We plan to open two additional restaurants in 2000. We may experience delays in restaurant openings which could materially adversely affect our business, financial condition, operating results and cash flows. Our ability to expand successfully depends upon a number of factors, some of which are beyond our control, including:

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  identification and availability of suitable restaurant sites

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  competition for restaurant sites

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  negotiation of favorable build-to-suit leases

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  timely development of convenient commercial and residential streets and highways

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  management of construction and development costs of new restaurants

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  availability of financing for the lease of restaurant and brewing equipment and leasehold improvements

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  securing required governmental approvals, licenses and permits

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  recruitment of qualified operating personnel, particularly brewing staff and kitchen managers

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  competition in new markets

    In addition, we contemplate entering new geographic markets in which we have no operating experience. These new markets may have different demographic characteristics, competitive conditions, consumer tastes and discretionary spending patterns than those present in our existing market, which may cause our new restaurants to be less successful than our existing restaurant.

    Unanticipated costs or delays in the development or construction of our restaurants could prevent our timely and cost-effective opening of new restaurants.  We lease our restaurants on a build-to-suit basis. We depend upon contractors and real estate developers to construct our restaurants. After developers construct our restaurants, we invest heavily in leasehold improvements for completion of our restaurants. Many factors could adversely affect the cost and time associated with our development of restaurants, including:

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  labor disputes

  •
  shortages of materials and skilled labor

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  adverse weather

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  unforeseen construction problems

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  environmental problems

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  zoning problems

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  local government regulations

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  modifications in design

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  other unanticipated increases in costs

    Any of these factors could give rise to delays or cost overruns which may prevent us from developing additional restaurants within anticipated budgets and expected development schedules. Any such failure could have a material adverse effect on our business, financial condition, operating results and cash flows.

    We may not be able to achieve and manage planned expansion.  We face many business risks associated with our proposed growth, including the risk that our existing management, information systems and financial controls will be inadequate to support our planned expansion. We cannot predict whether we will be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on management and these systems and controls. If we fail to continue to improve management, information systems and financial controls, or if we encounter unexpected difficulties during expansion, our business, financial condition, operating results and cash flows could be materially adversely affected.

    Fluctuations in our operating results may result in decreases in our stock price.  Our operating results will fluctuate significantly because of several factors, including the timing of new restaurant openings and related expenses, profitability of new restaurants, increases or decreases in comparable restaurant sales, general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors and weather conditions. Consequently, our operating results may fall below the expectations of public market analysts and investors. In that event, our stock price would likely decrease.

    We may be unable to fund our significant future capital needs and we may need additional funds sooner than anticipated.  To finance our expansion plans, we require funds for capital expenditures, pre-opening costs and negative cash flow related to new restaurant openings. We may not be able to obtain additional financing on acceptable terms. If adequate funds are not available, we will have to curtail projected growth, which could materially adversely affect our business, financial condition, operating results and cash flows. Moreover, if we issue additional equity securities to fund expansion, your holdings may be diluted.

    We estimate that capital expenditures during fiscal 2000 will be approximately $4,110,000 and that capital expenditures during future years will exceed this amount. We expect that the net proceeds of this offering will be sufficient to fund $3,330,000 of our capital requirements over the next 12 months. We estimate that we will be required to finance approximately $780,000 of costs for the two restaurants we plan to develop in 2000 through long-term building and equipment leases. We may also be required to seek additional capital earlier than anticipated:

  •
  if future cash flows from operations fail to meet our expectations

  •
  if costs and capital expenditures for new restaurant development exceed anticipated amounts

  •
  if we incur unanticipated expenditures related to our operations

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  if we are unable to obtain acceptable lease or sale-leaseback financing of restaurants

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  if landlord contributions, financing and other incentives are lower than expected

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  if we are required to reduce prices to respond to competitive pressures

    See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" for a discussion of our historical and anticipated capital needs.

    Increased food and brewing costs could materially adversely affect our operating results.  Our profitability depends in part on our ability to anticipate and react to changes in food and brewing costs. Various factors beyond our control, including adverse weather conditions and government regulation, may affect our food and brewing costs. We cannot predict whether we will be able to anticipate and react to changing food and brewing costs by adjusting our purchasing practices and menu prices. A failure to do so could materially adversely affect our business, financial condition, operating results and cash flows.

    Changes in consumer preferences or discretionary consumer spending could negatively impact our results.  Our restaurants feature handcrafted beers brewed and served in a casual dining atmosphere. Our continued success depends, in part, upon the popularity of micro-brewed beers and casual, broad menu restaurants. Shifts in consumer preferences away from these beers and this dining style could materially adversely affect our future profitability. There has been a decline in alcohol consumption nationally over the past decade. If this trend continues, our sales and profitability could be adversely affected. Also, our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. Adverse changes in these factors could reduce guest traffic or impose practical limits on pricing, either of which could materially adversely affect our business, financial condition, operating results and cash flows.

    The loss of key people could adversely affect us.  We depend heavily on our management team for the development and execution of our restaurant-microbrewery concept. In particular, we rely upon the expertise and experience of our brewmaster, William E. Burdick, for the establishment of our brewing operations, and brewing and training of our brewing staff. As we expand our operations, we will have a continuing need to attract and retain qualified people, including management personnel. We do not intend to enter into employment agreements beyond those described in "Management—Employment Agreements." We cannot assure you that key employees will continue to work for us. The departure of these people could adversely affect our operations and profitability.

    We may be unable to compete with larger, better established competitors.  The restaurant industry is highly competitive. Due to our limited financial resources and operating history, we may be unable to compete effectively with larger, better established restaurant operators, which have substantially greater financial resources and operating histories than we do. We will likely face direct competition with these competitors in each of the markets we enter. See "Business—Competition" for a discussion of the competition we face.

    We could face potential labor shortages.  Our success depends, in part, upon our ability to attract, motivate and retain a sufficient number of qualified employees, including trained brewing personnel, restaurant managers, kitchen staff and wait staff, to keep pace with our expansion schedule. While we have not experienced shortages of qualified people to date, qualified individuals needed to fill these positions could be in short supply in one or more of our markets. Our inability to recruit, motivate and retain such individuals may delay the planned openings of new restaurants or result in high employee turnover in existing restaurants, either of which could have a material adverse effect on our business, financial condition, operating results and cash flows. Additionally, competition for qualified employees could require us to pay higher wages and provide additional benefits to attract sufficient employees, which could result in higher labor costs.

    We may be unable to obtain and maintain the licenses and permits required for the brewing of beer and the sale of beer and liquor.  A significant percentage of our revenues is derived from the sale of beer and liquor. On site sales of alcoholic beverages accounted for approximately 23% of our revenue for the period ended September 30, 1999. We expect that such sales will increase in relation to our food sales. We must comply with federal licensing requirements imposed by the Bureau of Alcohol, Tobacco and Firearms of the United States Department of Treasury, as well as licensing requirements of states and municipalities where we operate restaurants. Failure to comply with federal, state or local regulations could cause our licenses to be revoked or force us to cease brewing and selling our beer. Typically, licenses must be renewed annually and may be revoked and suspended for cause at any time. Additionally, state liquor and brewing laws may prevent or impede our expansion into certain markets. Although we have not experienced, and do not anticipate, any significant problems in obtaining required licenses, permits or approvals, any delays or failures to obtain required licenses, permits or approvals could delay or prevent our expansion in a particular area.

    Our operations depend upon governmental licenses or permits and we may face liability under dram shop statutes.  Our business depends upon obtaining and maintaining required food service and liquor licenses for each of our restaurants. If we fail to hold all necessary licenses, we may be forced to delay or cancel new restaurant openings and close or reduce operations at existing locations. In addition, our sale of alcoholic beverages subjects us to "dram shop" statutes in some states. These statutes allow an injured person to recover damages from an establishment that served alcoholic beverages to an intoxicated person. If we receive a judgment substantially in excess of our insurance coverage, or if we fail to maintain our insurance coverage, our business, financial condition, operating results and cash flows could be materially and adversely affected. See "Business—Government Regulation" for a discussion of the regulations which apply to us.

    Complaints or litigation from guests may materially adversely affect us.  From time to time we could be the subject of complaints or litigation from guests alleging illness, injury or other food quality, health or operational concerns. Adverse publicity resulting from these allegations may materially adversely affect us and our restaurants, regardless of whether the allegations are valid or whether we are liable. These claims may divert our financial and management resources that would otherwise be used to benefit the future performance of our operations.

    Our existing shareholders will retain significant control which could reduce your ability to receive a premium for your shares through a change in control.  Upon completion of this offering, our principal shareholder, Brewing Ventures LLC, will own approximately 44% of our common stock. As a result, it may be able to control our company and direct our affairs, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also delay, defer or prevent a change in control of our company, and make some transactions more difficult or impossible without their support. These transactions might include proxy contests, tender offers, open market purchase programs or other share purchases that could give our shareholders the opportunity to realize a premium over the then prevailing market price of our common stock. As a result, this concentration of ownership could depress our stock price. See "Management" and "Principal Shareholders" for information about Brewing Ventures LLC and the number of shares it controls.

    An active, liquid trading market for our common stock may not develop.  Prior to this offering, there has been no public trading market for our common stock. We do not know the level of trading volume that will exist for our common stock after this offering. Trading volume levels may affect your ability to sell your shares quickly at the current market price. Following this offering, we will be subject to the quantitative and qualitative continued listing criteria of The Nasdaq Stock Market. If we fail to satisfy such criteria and Nasdaq delists our stock, your ability to sell your shares quickly at the current market price will be negatively affected.

    We have arbitrarily set the initial public offering price.  The initial public offering price has been determined by negotiations between us and the underwriter. You may not be able to resell the shares you buy at or above the initial public offering price.

    Our stock price may be volatile.  The market price of our stock could fluctuate significantly in response to quarterly operating results and other factors, including many over which we have no control and that may not be directly related to us. The stock market has from time to time experienced extreme price and volume fluctuations, which have often been unrelated or disproportionate to the operating performance of particular companies. Fluctuations or decreases in our stock price may adversely affect your ability to trade your shares. In addition, these fluctuations could adversely affect our ability to raise capital through future equity offerings.

    Future sales of our common stock may depress our stock price and limit our ability to raise capital in the market.  Sales of substantial amounts of our stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our stock and our ability to raise capital through future equity offerings. After this offering, the shares offered under this prospectus will be freely tradeable. The remaining 2,782,000 outstanding shares will also be available for sale at various times. See "Shares Eligible for Future Sale" for a discussion of potential future sales of our common stock.

    Provisions of our articles of incorporation, our by-laws and Minnesota law could discourage potential acquisition proposals and delay or prevent a change in control.  Anti-takeover provisions of our articles of incorporation, by-laws and Minnesota law could diminish the opportunity for shareholders to participate in acquisition proposals at a price above our then current stock price. These provisions may also inhibit increases in our stock price that could result from takeover attempts. For example, while we have no present plans to issue any preferred stock, our board of directors, without further shareholder approval, may issue preferred stock that could have the effect of delaying, deterring or preventing a change in control. The issuance of preferred stock could adversely affect the voting power of your shares. These provisions could also have the effect of delaying, deterring or preventing a change in control. See "Description of Capital Stock" for a discussion of these provisions.

    Special note regarding our forward-looking statements.  This prospectus contains non-historical forward- looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans," and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed above and elsewhere in this prospectus.

USE OF PROCEEDS

    We estimate that the net proceeds to us from the sale of the 1,000,000 shares offered hereby, at an initial public offering price of $4.00 per share, after deducting the underwriting discount and estimated offering expenses, will be approximately $3,330,000 or approximately $3,852,000 if the over-allotment option is exercised in full. We plan to use the net proceeds of this offering to develop two restaurants during the next 12 months. We estimate our use of net proceeds will be as follows:

Restaurant development costs, improvements and licenses	$1,400,000
Equipment costs	1,400,000
Preopening costs	350,000
Inventory costs	100,000
Working capital	80,000

Total	$3,330,000

    Our restaurants will be constructed for us by developers on a build-to-suit lease basis. We estimate that the build-out cost for two new Granite City Food & Brewery restaurants will be approximately $4,110,000. Such estimate consists of the following components: (a) $1,730,000 for restaurant development costs, improvements and licenses, (b) $1,930,000 in equipment costs, (c) $350,000 in preopening costs and (d) $100,000 in inventory costs. We anticipate financing the difference between the build-out cost of such restaurants and the net proceeds of this offering through long-term building and equipment leases of approximately $780,000. This amount will vary depending upon whether the over-allotment option is exercised. If the over-allotment option is exercised, we expect to use the net proceeds we receive to reduce the amount of building and equipment financing.

    Our actual costs to develop the two new restaurants may differ from these estimates depending upon, among other things, final designs, licensing and local law compliance, real estate acquisition costs and construction labor rates. We will develop restaurants only where we obtain satisfactory construction and leasing arrangements with a developer. See "Risk Factors" for a discussion of unanticipated costs and delays which could increase our costs to develop restaurants.

    We have entered into a letter of intent for the development of a restaurant site in Sioux Falls, South Dakota. We expect to enter into agreements relating to the development and lease of this restaurant when we or our developer secure all necessary permits and licenses. We are currently in the process of identifying and securing a site in Fargo, North Dakota. In both Sioux Falls and Fargo, we plan to enter into build-to-suit lease arrangements and develop the properties similar to the way we developed our Granite City Food & Brewery restaurant in St. Cloud, Minnesota. See "Business—Existing and Proposed Locations."

DIVIDEND POLICY

    We have never declared or paid cash dividends. We currently intend to retain future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements and contractual restrictions, if any, and other factors deemed relevant by our board.

CAPITALIZATION

    The following table sets forth, at September 30, 1999, our capitalization on three different bases. First, the information is set forth on an actual basis. Second, the information is set forth on a pro forma basis to reflect the exercise of a warrant to purchase 1,000,000 shares of common stock and the cancellation of 187,500 shares of common stock tendered to us as payment in connection with the exercise of such warrant. Third, the information is set forth on such pro forma basis as adjusted to reflect our sale of the common stock offered by this prospectus. See "Use of Proceeds" for a discussion of how we intend to use the proceeds. This table should be read in conjunction with the financial statements and their notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	September 30, 1999
	Actual	Pro Forma	As Adjusted

Long-term debt, including current portion	$2,336,035	$2,336,035	$2,336,035
Common stock: $0.01 par value; 90,000,000 shares authorized, 1,969,500 shares issued and outstanding, actual; 2,782,000 shares issued and outstanding, pro forma; 3,782,000 shares issued and outstanding, as adjusted	19,695	27,820	37,820
Additional paid-in capital	1,128,579	1,120,454	4,440,454
Accumulated deficit	(151,277)	(151,277)	(151,277)

Total shareholders' equity	996,997	996,997	4,326,997

Total capitalization	$3,333,032	$3,333,032	$6,663,032

The above information excludes:

  •
  156,950 shares issuable by us upon the exercise of outstanding warrants at a weighted average exercise price of approximately $1.07 per share

  •
  650,000 shares issuable by us upon the exercise of stock options granted, or available for issuance, under our stock option plans

  •
  100,000 shares issuable by us upon the exercise of a warrant that we will issue to the underwriter of this offering at an exercise price of $4.80 per share

  •
  150,000 additional shares that may be purchased from us by the underwriter pursuant to an option to cover over-allotments in connection with this offering

See "Description of Securities—Warrants," "—Stock Options" and "—Director Stock Options."

DILUTION

    Our net tangible book value as of September 30, 1999, after giving effect to the exercise of a warrant to purchase 1,000,000 shares of common stock and the cancellation of 187,500 shares of common stock tendered to us as payment in connection with the exercise of such warrant, was approximately $981,000, or $0.35 per share of common stock. Net tangible book value per share is determined by dividing our net tangible net worth, which consists of tangible assets less liabilities, by the aggregate number of shares of common stock outstanding. After giving effect to the sale of common stock offered hereby and the application of the net proceeds therefrom, our pro forma net tangible book value as of September 30, 1999, would have been approximately $4,311,000, or $1.14 per share of common stock. This represents an immediate increase in net tangible book value of $0.79 per share to existing shareholders and an immediate dilution of $2.86 per share to new investors. The following table illustrates this per share dilution:

Initial public offering price per share		$4.00
Net tangible book value per share before this offering	$0.35
Increase per share attributable to new investors	0.79

Pro forma as adjusted net tangible book value per share after this offering		1.14

Dilution per share to new investors		$2.86

    The following table sets forth on a pro forma basis as of September 30, 1999, the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing shareholders and by new investors, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent

Existing shareholders	2,782,000	73.6%	$1,319,500	24.8%	$0.47
New investors	1,000,000	26.4	4,000,000	75.2	4.00

Total	3,782,000	100.0%	$5,319,500	100.0%

The above information excludes:

  •
  156,950 shares issuable by us upon the exercise of outstanding warrants at a weighted average exercise price of approximately $1.07 per share

  •
  650,000 shares issuable by us upon the exercise of stock options granted, or available for issuance, under our stock option plans

  •
  100,000 shares issuable by us upon the exercise of a warrant that we will issue to the underwriter of this offering at an exercise price of $4.80 per share

  •
  150,000 additional shares that may be purchased from us by the underwriter pursuant to an option to cover over-allotments in connection with this offering

See "Description of Securities—Warrants," "—Stock Options" and "—Director Stock Options."

SELECTED FINANCIAL DATA

    The following selected financial data for the period from June 26, 1997 (inception) to December 31, 1997, the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999 are derived from our financial statements. The financial statements, the related notes and the report of the independent public accountants are included elsewhere in this prospectus. The selected financial data should be read in conjunction with the financial statements and their notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus.

	Period From June 26, 1997 (Inception) to December 31, 1997		Nine Months Ended September 30
		Year Ended December 31, 1998
			1998	1999
			(Unaudited)	(Unaudited)

Restaurant revenues				$1,130,308

Restaurant costs:
Food and beverage				316,883
Labor, direct and occupancy				635,637
Depreciation				54,050

Total restaurant costs				1,006,570

Income from restaurant operations				123,738
Pre-opening costs	$37,553	$51,111	$42,441	194,193
Management fees	8,333	25,000	18,750	12,500

Operating loss	(45,886)	(76,111)	(61,191)	(82,955)
Interest (expense) income	14,312	58,154	43,805	(64,635)

Loss before taxes	(31,574)	(17,957)	(17,386)	(147,590)
Income tax benefit	7,366	4,046	4,056	34,432

Net loss	$(24,208)	$(13,911)	$(13,330)	$(113,158)

Loss per common share— basic and diluted	$(.02)	$(.01)	$(.01)	$(.06)
Weighted average number of common shares— basic and diluted	1,262,181	1,967,753	1,967,165	1,969,500

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

    The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and their notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in any forward-looking statements. Forward-looking statements in this prospectus are those of a non-historical nature which in some cases are indicated by our use of such terms as "believe," "estimate" and "expect." Factors that may cause such a difference in actual results include, but are not limited to, those discussed under "Risk Factors."

Overview

    We own and operate a casual dining restaurant featuring an on-premise brewery. Our initial restaurant commenced operations in St. Cloud, Minnesota, in June 1999. We expect to develop these restaurant breweries in selected markets throughout the United States and have targeted Sioux Falls, South Dakota, and Fargo, North Dakota, as locations for the development of our next two restaurant-microbreweries in 2000. The theme of Granite City Food & Brewery restaurants is casual dining with a broad selection of menu items that are prepared fresh daily, combined with freshly brewed handcrafted beers made on premise. We developed our first restaurant using the net proceeds from a private placement conducted in late 1997, together with financing from third party sources.

Results of Operations

    Our activities in 1998 and through June 1999, related to development of our restaurant-microbrewery concept and the development and financing of our first restaurant. Because we only recently commenced restaurant operations, a comparative discussion of operations between 1999 and 1998, and between the fiscal quarters ended September 30, 1999 and 1998, would not be meaningful. The table below sets forth results of our operations for the nine months ended September 30, 1999, with substantially all revenue falling in the three-month period ended September 30, 1999.

	Nine Months Ended September 30, 1999 (Unaudited)
	Amount	Percent

Restaurant revenues	$1,130,308	100.0%

Restaurant costs:
Food and beverage	316,883	28.0
Labor, direct and occupancy	635,637	56.2
Depreciation	54,050	4.8

Total restaurant costs	1,006,570	89.0

Income from restaurant operations	123,738	11.0
Pre-opening costs	194,193	17.2
Management fees	12,500	(1.1)

Operating loss	(82,955)	(7.3)
Interest (expense) income	(64,635)	(5.7)

Loss before taxes	(147,590)	(13.0)
Income tax benefit	34,432	3.0

Net loss	$(113,158)	(10.0)%

    We have no earlier period with which to compare the results for our first quarter of operations. However, we believe that our operating results will fluctuate significantly because of several factors, including the timing of new restaurant openings and related expenses, profitability of new restaurants, increases or decreases in comparable restaurant sales, general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors and weather conditions.

    We anticipate that restaurant revenues will vary from quarter to quarter. Restaurants typically experience a temporary period of high revenues immediately following their opening due to increased demand fostered by the publicity surrounding the opening. We believe that our restaurant costs will also fluctuate from quarter to quarter. Our cost of food and beverage will vary due to our purchasing power, which we anticipate will improve with the opening of new restaurants, and due to customer preferences for craftbrewed beer, which we can produce at lower cost than other beers which we would be required to purchase for resale. We anticipate that the labor, direct and occupancy costs associated with a newly-opened restaurant for the first quarter of operations will be greater than what we expect to experience after that time.

    We expect the timing of new restaurant openings to have a significant impact on restaurant revenues and costs. We believe we will incur the most significant portion of preopening costs associated with a given restaurant within the quarter immediately preceding, and the month of, the opening of such restaurant. We expect to incur $175,000 of pre-opening costs for each restaurant we propose to develop during 2000. This amount is less than the pre-opening costs we incurred at our St. Cloud location because we will not be required to duplicate certain pre-opening expenses at future locations, such as menu and concept development. Pre-opening costs incurred during our first quarter of operations offset the store-level profitability of our initial restaurant during the same period, generating a net loss of $113,158. We expect to incur net losses for the foreseeable future due to the pre-opening costs of the restaurants we propose to develop during 2000.

Liquidity and Capital Resources

    Prior to commencement of restaurant operations in June 1999, our capital requirements were principally funded through private sales of equity. In 1997 and 1998, we sold an aggregate of 1,969,500 shares of common stock for gross proceeds of $1,319,500 (a weighted average price of $0.67 per share). Additional capital has been provided through capital lease obligations for the building and equipment, and cash from operations.

    In 2000, we expect to develop two restaurants for which we will require build-to-suit leases. We estimate that the total cost of developing these additional restaurants will be approximately $4,110,000. If we are unable to finance these expenditures, our development of these restaurants will be delayed. Our capital expenditures for restaurant development in 2000 will include developer fees, leasehold improvements, licensing, inventory and equipment and preopening expenses. We plan to finance approximately $3,350,000 of these expenditures from the net proceeds of this offering, and to fund the remainder, approximately $780,000, with financing from third party sources in the form of long-term building and equipment leases.

    We have entered into a letter of intent for the development of a restaurant site in Sioux Falls, South Dakota. We expect to enter into agreements relating to the development and lease of this restaurant when we or our developer secure all necessary permits and licenses. We are currently in the process of identifying and securing a site in Fargo, North Dakota. In both Sioux Falls and Fargo, we plan to enter into build-to-suit lease arrangements and develop the properties similar to the way we developed our Granite City Food & Brewery restaurant in St. Cloud, Minnesota.

Seasonality

    We expect that our sales and earnings will fluctuate based on seasonal patterns. We anticipate that our highest sales and earnings will occur in the second and third quarters due to the milder climate during those quarters in our existing and proposed markets.

Inflation

    Inflation in food, labor, real estate and construction costs can significantly affect our operations. A large number of our restaurant personnel are paid at rates based on the applicable minimum wage, and increases in the minimum wage directly affect our labor costs. To date, inflation has not had a material impact on our operating results. See "Business—Government Regulation" for a discussion of the effects of changes in applicable minimum wage requirements.

Year 2000 Readiness Disclosure

    We are aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "year 2000 problem" is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to "00". The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. We have reviewed both our information technology and our non-information technology systems to determine whether they are year 2000 compliant. We believe our systems are year 2000 compliant. We have received written assurances of year 2000 compliance from a majority of the third parties with whom we have relationships, including our national food distributor, and payroll and credit card service providers. Unless public suppliers of water, electricity or natural gas are disrupted for a substantial period of time, we believe that our operations will not be significantly disrupted even if third parties with whom we have relationships are not year 2000 compliant. If public suppliers of water, electricity or natural gas are disrupted for a substantial period of time, our business, financial condition, operating results and cash flows may be materially adversely affected.

BUSINESS

    This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in any forward-looking statements. Forward-looking statements in this prospectus are those of a non-historical nature which in some cases are indicated by our use of such terms as "believe," "estimate" and "expect." Factors that may cause such a difference in actual results include, but are not limited to, those discussed under "Risk Factors."

Overview

    We operate a restaurant-microbrewery under the name "Granite City Food & Brewery™" located in St. Cloud, Minnesota. Our full-service restaurant offers high quality food and handcrafted beers. Our theme is casual dining, with a broad menu of items that are prepared fresh daily and freshly brewed handcrafted beers made on-premise. We offer high quality menu items served in generous portions at reasonable prices. Our handcrafted beers are moderately priced, but offer unique styles and flavors not typically produced by micro-breweries. In 2000, we plan to expand operations to open two Granite City Food & Brewery restaurants, one in Fargo, North Dakota, and another in Sioux Falls, South Dakota.

Our Business Strategy

    Our objective is to become the dominant restaurant-microbrewery in each of our markets and to be a leader in the casual dining-microbrewery industry. The principal elements of our strategy are as follows:

  •
  Offer a Broad Selection of Quality Foods at Reasonable Prices. Granite City features foods based upon hearty Midwestern fare infused with Southwestern, Cajun and California influences. These foods feature fresh flavors of herbs, infused oils and enriched sauces. We feature many items designed with our handcrafted beers in mind, both as ingredients and to accompany meals. Our menu is strategically tailored for smaller metropolitan and regional market pricing in which patrons tend to have greater price sensitivity toward lunch items than dinner items. We have designed our menu so that when a guest opens the menu, he or she finds a special section of lunch selections featured at prices ranging from $4.95 to $6.25, providing a high price value for midday diners. Our overall menu prices range from $3.95 for appetizers to $14.95 for our BBQ Pork Ribs. Most of our 70 menu items range from $6.00 to $10.00.

  •
  Offer Old World, Classic Beers Made in Our On-Premise Microbrewery. Our specialty beers are prepared with the finest ingredients available, under the direction of our brewmaster, William E. Burdick. Our array of craftbrewed beers are distinguishable from other domestically produced beers by their freshness, flavor and brewing styles. We brew ales and lagers in the old world tradition to the highest standards of brewing. We produce five flagship beer products that are permanently offered on tap, along with seasonal and special ales and lagers handcrafted to promote events such as Oktoberfest and St. Patrick's Day. We expect to brew more than 20 seasonal and specialty beers in our first year of operation at St. Cloud.

  •
  Create a Fun, Energetic Atmosphere and Destination Dining Experience. We focus on providing the Granite City guest with a fun, warm and energetic atmosphere. The interior of our restaurant is a spacious, open setting designed to create a visual impact on guests. Guests may watch the brewing process and see food preparation in our open display kitchen, or watch a game on the many televisions throughout our dining and bar areas. We offer formal tours conducted by our brewers, as well as mini tours conducted on a spontaneous basis. We celebrate the art of brewing and cooking by showcasing our brewery and kitchen. Our brewery operations are immediately seen from the mini-brewery display located in our foyer. This custom-made presentation of our brewing process displays mini-vats and tanks which sit on a copper platform hanging from the ceiling. Guests can view the glass-stenciled brewing flow chart which highlights each brewing vessel's function. Also, our glass-enclosed brewery allows guests to actually see the brewer working in the brewery. Often, guests will be allowed to enter the brewery, on a spontaneous basis, to talk to the brewer. We also showcase our food production with our exposed display kitchen.

  •
  Create a Passionate Culture of Service. We foster a passionate culture of guest service among employees, by emphasizing guest service and comfortable dining experience provided by a knowledgeable, energetic staff. Our service personnel are trained to introduce guests to the Granite City concept by explaining our menu and beer products. Our service staff is trained to understand how our foods are flavored and prepared, and to describe our handcrafted beers. To provide guests with a high level of service at all times, we plan to have a management presence during all business hours to ensure guest satisfaction and to support our employees.

  •
  Achieve Attractive Restaurant and Microbrewery Economics. We believe that our restaurant-microbrewery concept and the pricing of our products fits well in smaller metropolitan and regional markets, which we intend to target for expansion. We also believe that we have the ability to achieve attractive economics through the sale of higher margin menu items such as our handcrafted beers.

  •
  Pursue Deliberate and Careful Expansion. Our current development plan is to open Granite City restaurants in Sioux Falls and Fargo. These markets meet our criteria in terms of population, employment levels, presence of college or university campuses, hotel room nights and household incomes. We intend to pursue a disciplined expansion strategy in markets where we believe our concept will have broad appeal and attractive restaurant-level economics.

The Granite City Food & Brewery Concept

    Granite City Food & Brewery targets a broad customer base by incorporating two popular national dining preferences: high quality, casual, value-priced food, and fresh, handcrafted quality beers brewed on-premise. We believe this concept differentiates us from many of our competitors, who feature pre-prepared, smaller portioned food items and mass-produced, pre-packaged beers. The key elements of our concept include:

  •
  quality food items prepared from scratch daily, with an emphasis on freshness, variety, generous portions and attractive presentation

  •
  freshly brewed, unique handcrafted beers produced from the highest quality ingredients and sold in our restaurant through a direct tap system from cellar tanks

  •
  intense employee training and supervision designed to develop motivated, service-oriented employees who strive to deliver strong customer satisfaction

  •
  an interior design which creates an environment that is upscale, casual and unpretentious, and promotes a fun, energetic and socially interactive experience

    Our existing restaurant consists of a 10,000 square foot facility built to our plans and specifications. Our restaurant has an open atmosphere, including an exposed ceiling that is approximately 16 feet high. Since no interior walls disrupt our public areas, guests can view the many component parts of our operation from virtually any place in our facility. Guests may watch the brewing and food preparation, or may watch sports and other entertainment on the many television sets located throughout our dining and bar areas. Located in our foyer is a custom designed copper and stainless steel mini-brewery display. Mini-vats and tanks sit on a copper platform that hangs from our ceiling. This brewery display depicts the brewing process and helps to create a visual display of our brewery theme from the moment the guest comes through our door.

    We use granite and other rock materials along with natural woods and glass to create a balanced, clean, natural interior feel. Our floor-to-ceiling window system creates an expansive view of an outdoor pond and a patio area which is used for dining during warm weather months. This window treatment allows activity to be viewed both inside and outside the restaurant and creates a bright, open environment. The restaurant interior is accented with vintage photographs of the local area brewing industry, as well as historical photos of the community landscape.

Existing and Proposed Locations

    We currently operate one Granite City Food & Brewery restaurant in St. Cloud, Minnesota. The city of St. Cloud is situated approximately 65 miles northwest of the Minneapolis-St. Paul metropolitan area. St. Cloud's trade area has an estimated population of 155,000. St. Cloud is a major political, cultural, commercial and manufacturing center in central Minnesota. St. Cloud is readily accessible by major highways. St. Cloud also enjoys strong tourism business generated by the St. Cloud Civic Center, which is a 100,000 square foot downtown convention center, St. Cloud State University, two regional shopping malls and the fact that St. Cloud is the gateway to Minnesota's northern tourism area. The St. Cloud lodging market offers over 1,300 hotel rooms. Market occupancies run between 60 and 65 percent annually, potentially expanding the market by up to 300,000 people.

    Our location in St. Cloud is centrally located within the area's retail, lodging and transportation activity. Conveniently located at the intersection of Minnesota Highways 15 and 23, our site caters to local residents, area-based tourists who shop at the regional mall or attend business conferences, sports tournaments or university related events, and transient guests who pass through St. Cloud to Minnesota's northern tourism area. Our selection of St. Cloud as our first Granite City location was based upon criteria which we have determined are important for the development of a restaurant in smaller metropolitan and regional markets, including but not limited to the following:

  •
  a minimum regional/metropolitan population of 150,000

  •
  proximity to a regional retail, financial, educational and lodging hub

  •
  central location within the area's lodging properties

  •
  excellent accessibility and visibility

    In October 1999, we entered into a letter of intent with Barclay, Ltd., the developer of our St. Cloud location, for the development of a restaurant in Sioux Falls, South Dakota. The proposed restaurant site contains approximately 2.15 acres and features the following location attributes:

  •
  close proximity to over 800 hotel rooms

  •
  next to a proposed all-suite hotel

  •
  near the regional mall, a 14-plex movie theatre and the city's major transportation corridor

    Preliminary site plans call for our patio and pond area to be configured next to a new 30,000-square-foot office building and to overlook the Sioux River and Sioux Falls Country Club. Our ability to be located within Sioux Fall's civic activity center, as well as to create a true destination location enhanced by a spectacular view, represent locational advantages for us.

    The restaurant will be an approximately 10,000 square foot facility, similar in design to our St. Cloud restaurant. The restaurant will be leased to us pursuant to a 20-year net lease with renewal options. See "—Properties" for a description of such lease. We anticipate that our investment in the restaurant will be approximately $2,055,000. Assuming the successful completion of this offering, our acquisition of this restaurant will be contingent upon our entering into definitive development and lease agreements, the acquisition of all required permits, government approvals, and licenses, and the developer's ability to acquire the proposed site.

    We are currently in the process of identifying and securing a site within Fargo's retail, lodging and entertainment area. We are seeking a site within walking distance to the area's major mall with excellent visibility from I-29, the region's major highway. This location, along with Sioux Falls and St. Cloud, will give us a strong base from which to expand.

Menu

    At the core of our concept is our 70-item menu complemented by fresh, handcrafted beers. Our menu is committed to full flavored ingredients and value engineering of each menu item. Our menu is based on the preparation of distinctive items not generally featured on restaurant chain menus. We are continuously engaged in food development and create new menu items and weekly specials on a regular basis. All menu items are staff and customer tested and refined before menu implementation.

    Some of our more popular items include our Granite City Ale and Cheddar Soup, Chicken Caesar Chalupa, Chicken Tschopitoula, Chinese Pasta Salad, Grilled London Broil with Bourbon BBQ Sauce, Southern Fried Chicken Breast Dinner (marinated in buttermilk and Cajun spices), Honey Rosemary Filet Mignon and the Granite City Walleye. We offer up to ten new menu items weekly, ranging from appetizers to salads and entrees. This approach allows us to develop continuous improvement and innovation, an important strategy that keeps our menu fresh and interesting. Approximately 12% of food sales are generated through weekly specials.

    To ensure that we are serving food of consistently high quality, we have developed quality control practices, including (a) the participation by each member of our kitchen staff in a thorough training program, (b) the development of strict specifications that ensure that only high quality ingredients are used in our food and (c) the requirement that each shift of cooking personnel consistently prepare each menu item. We believe that by serving guests generous portions of well-presented foods, we have a competitive advantage and are able to consistently provide a superior value-oriented dining experience for our guests.

Dedicated Guest Service

    We are committed to guest satisfaction. From the moment a guest walks through the door, they are treated and served in a professional, attentive manner. We understand the critical importance of attention to detail and seek to create and maintain an exceptional service-oriented environment. We conduct daily pre-shift meetings, track service audits and assign manageable table stations, which we believe enable us to create a system of effective service to assure guest satisfaction. Our service is based on a team concept. Customers are made to feel that any employee can help them, and that they are never left unattended.

Management and Employees

    Our ability to effectively manage restaurants in multiple geographic areas will be critical to our success. The proceeds of this offering will be used to open new stores in Sioux Falls and Fargo, both accessible by major highways from St. Cloud and by regular daily direct airline flights from the Minneapolis-St. Paul metropolitan area. This access will allow our current management to provide assistance in development, restaurant opening and on-going support and managerial supervision to create strong and responsive employee teams at each location. Store-level management teams consist of a general manager, a kitchen manager and assistant managers. The management team receives incentive bonuses based upon financial and qualitative performance criteria, including the results of mystery shoppers who anonymously evaluate individual restaurants. Each member of our restaurant management team is cross-trained in all operational areas. As we grow and expand geographically, we expect to add additional personnel to ensure proper management, support and controls.

    We expect that each Granite City restaurant will employ 100 hourly employees, approximately 80% of whom are part time. All staff personnel are trained and work on a buddy-trailing system before they are scheduled to work independently.

    We actively recruit and select individuals who share our passion for a high level of guest service. Testing and multiple interviews are used to aid in the selection of new employees at all levels. We have developed a competitive compensation package for our restaurant management team, that includes a base salary, competitive benefits and participation in a management incentive plan that rewards the management team for achieving performance objectives. It is our policy to promote from within, but we recognize the need to supplement this policy with other personnel at our current stage of growth and as we open new markets.

Operational Controls

    Our restaurant uses personal computer systems that are integrated with management reporting systems which enable us to monitor restaurant sales and product and labor costs on a daily basis. Financial controls are maintained through a centralized accounting system. Our monthly financial statements are generated within a relatively short period of time so that management may review and respond to requirements in a timely fashion. We continuously monitor sales, costs and operating expenses and advertising and promotional expenses. We believe that our system of controls is adequate for our planned expansion strategy.

Hours of Operation

    Our restaurant is open seven days a week, from 11:00 a.m. to 1:00 a.m., Monday through Saturday, and from 10:00 a.m. to midnight on Sunday. On Sundays, beginning at 10:00 a.m., we offer an all-you-can-eat brunch that features both breakfast and lunch items. We are open on selected holidays.

Purchasing

    We strive to obtain consistently high quality ingredients for our food products and brewing operations at competitive prices from reliable sources. To attain operating efficiencies and to provide fresh ingredients for our food and beverage products while obtaining the lowest possible prices for the required quality, we control such purchasing by buying from a variety of national, regional and local suppliers at negotiated prices. Most food products are shipped from a central distributor directly to our existing restaurant two to four times per week. Produce is delivered daily from local suppliers to ensure product freshness. We do not maintain a central food product warehouse or commissary. As is typical in our industry, we do not have any long-term contracts with our food or brewing ingredient suppliers, with the exception of a one-year contract for the supply of chicken. We purchase ingredients for our brewing operations from a variety of foreign and domestic suppliers at negotiated prices. Such ingredients are shipped to our existing restaurant, approximately every six months, where we store them on our mezzanine level. We have not experienced significant delays in receiving food products, brewing ingredients, restaurant supplies or equipment.

Brewing Operations—Overview

    Our first brewery in St. Cloud is designed to produce 1,000 to 3,000 barrels of beer annually. The design will accommodate additional fermentation vessels to meet increased demand should it become necessary. It is our intention to bottle and sell our beers off-premise at a future date. We believe this strategy will increase awareness of our restaurant and craftbrewed beers, and provide us with an additional source of revenue. We intend to test market our beer as an off-sale product in markets where it can legally be bottled and distributed off-sale. This can take place once we start brewing outside of Minnesota. Regulations allow breweries to bottle and distribute only when they become out-state brewers. We have developed unique brand labels for each of our beers with off-sale merchandising in mind.

Our Brewing Philosophy

    With the proliferation of brew pubs in the United States there has been a trend toward "brewing by the numbers," a method of brewing that employs non-brewers who are trained to "push buttons" and uses ingredients that emanate from a central brewing source and are designed to produce homogeneous beers. In contrast, our philosophy is to employ only professional brewers to produce specialty beers. We believe that in order to produce old world, classic beer, we must employ brewers trained in brewing chemistry and must maintain consistent quality control and proper laboratory procedures. At each of our locations, we will install a brewery lab and employ trained brewers to brew all beers from scratch using proprietary recipes with all yeast strains developed on site. We believe we will be the only brewing chain employing accredited brewers committed to brewing proprietary old world, classic beers. All brewers will be hired by and report to our brewmaster, William E. Burdick, and be individually trained by him. All brewing reports will be faxed each day for review of daily activities, and brewers will follow prescribed daily procedures for quality assurance.

    Our flagship brews consist of five styles available every day. We also brew a number of seasonal beers to be available at special periods throughout the year. Seasonal ales are often tied to particular events including Oktoberfest, St. Patrick's Day, Christmas and Easter. Further, some seasonal beers may be tied to other promotions or particular events including college events and major sales promotions. The different special events and promotions will provide customers with a different feel or experience each time they visit, which we believe will promote strong repeat business.

    Our brewer conducts brewery tours at regularly scheduled times on Saturday and Sunday. Other brewery tours can be arranged by prior appointments for group dinners and luncheons. The brewery is a highly visible and accessible area for customers to enter. Its location across from the bar assures a high energy feel in this area. The interplay of a professional brewer, visible when brewing and accessible when not producing beer, communicates to customers that our beers are not made merely by "pushing buttons." Because we engage brewers trained in the art of beer production, we are prepared to answer questions from customers on beer and brewing.

Product Promotion

    We plan to market the skills of our on-site brewers very aggressively. Unlike many other brew pub operations, our brewery will not be a push-button brewery manned by non-brewers. Our concept centers on the use of trained, graduated brewers who can produce a wide range of beers, including ales and lagers, which sets us apart from our competition. We plan to utilize local media to promote the fact that a local brewmaster will be making beers with our proprietary recipes.

    Under the direction of William E. Burdick, we will market and promote his expertise and the various newsworthy events associated with opening breweries. For example, Mr. Burdick will be featured in press releases and public relation events surrounding the installation of each brewery's 12-barrel system. We believe this marketing strategy will enhance public recognition of the overall quality level of our food and beverage products due to Mr. Burdick's association with brewing old world, classic beers. Also, we intend to publicize the fun, festive atmosphere at each of our locations through the aggressive marketing of built-in promotions and seasonal events. We intend that each of our locations will become an integral part of its community by being actively involved in local sports team sponsorship and community events.

Brewing Equipment and Quality Assurance

    The brewing equipment for the restaurant has been designed to specifications developed by Mr. Burdick. All of the major pieces of brewing equipment, including the mash tun, lauter tun, brew kettle, fermenters and storage vessels are of configurations specified by Mr. Burdick. Our on-site brewery laboratory contains a microscope, autoclave, incubator and various pieces of lab equipment to carry out all modern examination of each beer right under our own roof.

How We Brew Old World, Classic Beers

    We purchase malted barleys, wheats and rye as well as various hops from a variety of sources in Europe and North America. These sources have all supplied the industry for many years.

    We produce beers using two methods of brewing, decoction and infusion brewing, as dictated by the beer style to be brewed. The process begins by weighing, blending and crushing the grains, predominately malted barley into what is called grist. This is accomplished by passing the grains through a roller mill which exposes the soft inside of the grains. The grist is passed down from the second floor to the first floor and held in a grist hopper which is affixed from the ceiling. This truncated vessel then sits above the mash tun and a slide opens to allow this grist to infuse with water forming a slurry or mash that falls down into the mash tun, after which the naturally occurring enzymes alter the carbohydrous material in the grains from a series of starches into a wide range of sugars and dextrins.

    Once completed this wet, sweet mash is drenched with warm water by means of spraying or running the water over this heavy, wet mash bed and seeping slowly down through the mash to collect the sugars by putting them into this watery solution. It also picks up the color or colors of the grain or grains as well as other materials such as proteins and core elements present in the mash.

    This newly created liquid called sweet wort is then transferred to the brew kettle where it is brought to a boil, varieties of hops are blended and pitched in at various times throughout the one or two hour boiling time. The hops impart a flavor which masks the non-fermentable sugars of the wort and creates a delicate balance between the hop bitterness and the residual sweetness of these sugars. This new liquid is now referred to as hopped wort. The hopped wort is now chilled by passing it through a heat exchanger and reducing the temperature so that it can now be transferred into the fermenters for the start of the fermentation process.

    The primary fermentation is the addition of yeast (dependent on the beer style and temperature of fermentation). During the respiratory phase of this process, these tiny monocellular organisms convert the available oxygen in the hopped wort to carbon dioxide. Then in an anaerobic state these organisms begin to consume the sugars in sequence of ease and convert these sugars and dextrins into ethanol, the only known form of alcohol which humans can consume. Once all of the fermentation material has been converted to alcohol the primary fermentation process is complete. Now the liquid is called by its new name — beer.

    This young, green beer now must be sent down to the cellars for aging and clarification. Here the beers mature at various rates dependent upon the style. During this process of lagering small amounts of sugars may continue to ferment. This now completes the secondary fermentation and lagering phase.

    The fully mature beer is now at its prime, ready for serving. This entire process of transferring each beer through these time-worn steps can vary from three to twelve weeks (or longer) depending on the style being produced. The average time from start of brew to serving is approximately 30 to 40 days.

Our Beer Varieties

    We brew five beers at all times and these five serve as our flagship beers. These beers are the classic styles especially designed for the tastes of the Midwest market. We also brew several seasonal beers.

[Logo]	BROTHER BENEDICT'S MAI BOCK O.G. 1045* Serving Temp 38°F	Unlike the very strong and nearly black bocks of Germany, Mai bock is a traditional German style much lighter in color. A wonderful malt flavor with a hint of chocolate.
[Logo]	VICTORY LAGER O.G. 1036* Serving Temp 38°F	This American lager brewed with cascade hops embraces the less heavy American style which makes this lager smooth and drinkable with a soft hops finish.
[Logo]	PRIDE OF PILSEN O.G. 1044* Serving Temp 38°F
The Saaz hops in this pilsner style beer are imported from Bohemia. We brew and age this beer for up to eight weeks in the Czechoslovakian tradition of slow lagering. The hop flavor is intense and lingering which belies its light color.
[Logo]	NORTHERN LIGHT O.G. 1032* Serving Temp 38°F	Bold, assertive beers are not for everyone. This beer is highly hopped and brewed to the American standard of a light classic ale. A creamy, smooth taste with a feint hops aroma.
[Logo]	DUKE OF WELLINGTON O.G. 1045* Serving Temp 48°F
A cask conditioned India Pale Ale (IPA) brewed with English hops. Traditionally copper colored, this classical English style ale is drawn up from our cellars by our English beer engine. Strong malt character with a huge hoppy finish.

*O.G.—Original Gravity. The measurement of all the sugars and dextrins in the wort at the beginning of fermentation.

    In addition to our flagship brews, we also produce specialty or seasonal beers which are designed to attract beer enthusiasts and are clearly marked on our huge "Wall of Fame" sign. This sign shows what beers are currently on special, which beers are coming next and, on a running total basis, the brews which have been on special in the past. It is this ability to craft beers to our events that builds huge customer appeal and allows us to run all of our beer-driven promotions.

    We believe that our first seasonal beers, Wild Rice Beer, Raspberry Ale, Wag's Wheat Beer and Oktoberfest received enthusiastic customer acceptance. Crafting these beers requires various skills which can be carried out only by trained brewers. We use multiple yeast strains and imported grains and hops which are formulated by Mr. Burdick and executed by our graduate brewers.

Government Regulation

    Our restaurants are subject to regulation by federal agencies and to licensing and regulation by state and local health, sanitation, building, zoning, safety, fire and other departments relating to the development and operation of restaurants. These regulations include matters relating to environmental, building, construction and zoning requirements and the preparation and sale of food and alcoholic beverages. Our facilities are licensed and subject to regulation under state and local fire, health and safety codes.

    Each of our restaurants is required to obtain a license to sell alcoholic beverages on the premises from a state authority and, in certain locations, county and/or municipal authorities. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of each of our restaurants, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages. We have not encountered any material problems relating to alcoholic beverage licenses to date. The failure to receive or retain a liquor license in a particular location could adversely affect that restaurant and our ability to obtain such a license elsewhere.

    We are subject to "dram-shop" statutes in the states in which our restaurants are located. These statutes generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated individual. We carry liquor liability coverage as part of our existing comprehensive general liability insurance, which we believe is consistent with coverage carried by other entities in the restaurant industry. Although we are covered by insurance, a judgment against us under a dram-shop statute in excess of our liability coverage could have a material adverse effect on us.

    Our operations are also subject to federal and state laws governing such matters as wages, working conditions, citizenship requirements and overtime. Some states have set minimum wage requirements higher than the federal level. Significant numbers of hourly personnel at our restaurants are paid at rates related to the federal minimum wage and, accordingly, increases in the minimum wage will increase labor costs. Other governmental initiatives such as mandated health insurance, if implemented, could adversely affect us as well as the restaurant industry in general. We are also subject to the Americans With Disability Act of 1990, which, among other things, may require us to design certain features into our restaurants to meet federally mandated requirements. The cost of these designs is not expected to materially affect us.

Beer and Liquor Regulation

    A significant percentage of our revenues is derived from beer sales. On-site sales of beer accounted for approximately 13% of revenues during the period from inception through September 30, 1999. This percentage is expected to increase over the next few years in relation to food sales. We must comply with federal licensing requirements imposed by the Bureau of Alcohol, Tobacco and Firearms of the United States Department of Treasury, as well as the licensing requirements of states and municipalities where our restaurant-microbreweries are or will be located. Failure to comply with federal, state or local regulations could cause our licenses to be revoked and force us to cease the brewing and/or sale of our beer. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Management believes that our company is operating in substantial compliance with applicable laws and regulations governing our operations.

    The federal government currently imposes an excise tax of $18 on each barrel of beer produced for domestic consumption in the United States. However, each brewer with production of not more than 2,000,000 barrels per year is taxed only $7 per barrel on the first 60,000 barrels produced annually. If company-wide production increases to amounts over 60,000 barrels per year, there will be an increase in our average federal excise tax rate. We are not aware of any plans by the federal government to reduce or eliminate the small brewer's credit. Increased excise taxes on alcoholic beverages have been considered by the United States Congress as an additional source of tax revenue in connection with various proposals and could be included in future legislation.

    Minnesota currently imposes an excise tax of $4.60 on each barrel of beer sold in Minnesota. Minnesota grants an excise tax credit of $4.60 per barrel for up to 25,000 barrels if the brewer brews under 100,000 barrels total annually. Therefore, if company-wide production increases to amounts over 25,000 barrels per year, there will be an increase in our average Minnesota excise tax rate. We plan to expand our operations into North Dakota and South Dakota. Such states also impose excise taxes. The tax rates in North Dakota for beer in bulk containers and beer in bottles and cans are $2.48 and $4.96, respectively, per barrel of beer sold in North Dakota. The tax rate in South Dakota for malt beverages is $8.50 per barrel on each barrel of beer sold in South Dakota.

    We are licensed under Minnesota law as a "microbrewery." A microbrewery in Minnesota is limited to the production of not more than 3,500 barrels of beer per site per year. We intend to expand our operations into North Dakota as a "microbrew pub" and into South Dakota as a "malt beverage manufacturer." A microbrew pub in North Dakota is limited to the production on the licensed premise of not more than 10,000 barrels of beer per year. Such an entity may (a) sell beer manufactured on premises both on-sale and off-sale, (b) purchase beer manufactured by others and (c) sell its beer for outside consumption to wholesalers. A malt beverage manufacturer in South Dakota is limited to the production of fewer than 5,000 barrels of beer per year. Such an entity may (a) sell on-sale and off-sale from the manufacturing premises and (b) sell its beer for outside consumption to wholesalers. We believe we can operate our existing Granite City location and the two proposed Granite City locations without violating such restrictions.

Competition

    The restaurant industry is intensely competitive. We positioned the Granite City concept in the high-quality casual dining segment. In our current and proposed markets, we compete with established local restaurants, established national chains such as Friday's, Applebee's, Outback Steak House, Grandma's, Champps Americana, Timberlodge Steak House, Chilis, Olive Garden, Ground Round, Red Lobster, Ciatti's, as well as Rock Bottom and Hop's, which also have on-premises brewing. Throughout the United States, including the smaller metropolitan and regional markets which we intend to target for expansion, there are micro-breweries of various sizes and qualities, some of which feature food. Competition in our industry segment is based primarily upon food and beverage quality, price, restaurant ambience, service and location. We believe we compare favorably with respect to each of these factors and intend to emphasize our quality food and specially handcrafted beers. We compete, however, with a number of well-established national, regional or local restaurants which have substantially greater financial, marketing, personnel and other resources than we do. We also compete with many other retail establishments for site locations.

Properties

    Our corporate headquarters is located in St. Louis Park, Minnesota. We occupy this facility under a month-to-month lease at a rate of $650 per month.

    In July 1998, we entered into a net lease relating to our initial restaurant in St. Cloud, Minnesota, with St. Cloud Investments, L.L.P., an unrelated third party. This 10,000 square foot building was constructed for us on a build-to-suit basis. We lease the St. Cloud location over a 20-year term at an annual base rent which escalates every five years. The annual base rents over the initial lease term are as follows: $217,946, $227,734, $238,990 and $251,934, subject to adjustment as provided in the lease. In addition to the annual base rent, we are obligated to pay an annual percentage rent in the amount of 7% on gross sales at the site in excess of $3,200,000 per year. The lease may be extended at our option for up to two additional five-year periods on the same terms and conditions, except that the annual base rent would increase during any such extension. The lease has been personally guaranteed by Steven J. Wagenheim and William E. Burdick.

    We anticipate that we will enter into leases with developers of future locations on substantially the same terms and conditions as those which apply to our St. Cloud location. See "Certain Relationships and Related Transactions."

Trademarks

    We are preparing an application for federal registration of the mark for "Granite City Food & Brewery," and have applied to register in Minnesota the trademarks "Granite City Food & Brewery," "Brother Benedict's Mai Bock," "Victory Lager," "Pride of Pilsen," "Northern Light" and "Duke of Wellington." Although we believe we have protectable rights to these marks in Minnesota, we cannot predict whether federal trademark registration will be permitted. We intend to protect our proprietary rights in these marks, but it may be difficult for us to prevent others from infringing our marks and any litigation to enforce our rights will likely be costly.

Employees

    As of December 15, 1999, we had approximately 81 employees, including approximately 64 part time employees.

Legal Proceedings

    As of the date of this prospectus, we were not a party to any material litigation.

MANAGEMENT

Directors, Executive Officers, Promoters and Control Persons

    Our directors, executive officers and key employees are as follows:

Name	Age	Position

William E. Burdick	58	Chairman of the Board, Brewmaster and Director
Steven J. Wagenheim	46	President, Chief Executive Officer and Director
Mitchel I. Wachman	35	Chief Financial Officer, Secretary and Director
Timothy R. Cary*	33	Vice President—Operations
Arthur E. Pew III	66	Director
James G. Gilbertson	38	Director
Bruce H. Senske	45	Director

*
Denotes key employee.

    William E. Burdick, Chairman of the Board, Brewmaster and director, is one of our founders. Mr. Burdick has over 30 years experience in the restaurant, hospitality and brewing industry in both corporate and private ownership positions. Mr. Burdick has been the President and shareholder of Sherlock's Home Restaurant Pub and Brewery since 1989. Sherlock's Home is a nationally and internationally recognized craft brewery whose ales and lagers have been widely acclaimed as the finest in North America. Mr. Burdick is a brewing chemist with a Bachelor's degree in micro biology from Brown University, and a graduate of Harrist-Watt University, Edinburgh, Scotland, with a Master's degree in brewing science. Mr. Burdick's early career began in Great Britain following his formal education as a brewing chemist for the William Younger Brewing Company. After several years of brewing, Mr. Burdick began the design and development phase of his career with the development of pubs for Allied Breweries as they expanded a series of 140 pubs during a four year period in the north of England. Mr. Burdick is a member of the Society of British Brewers, The Royal Society of Brewing Chemist in London as well as a member of the Association of Master Brewers in the USA. Mr. Burdick writes for several brewing publications and lectures widely on brewing, brewing history and brewing science. Mr. Burdick joined International Multifoods Corporation in Minneapolis in 1976 as head of restaurant design and development. Mr. Burdick was responsible for the site selection, design, construction and opening of over 400 restaurants from 1976 to 1988 and included such chains as: Boston Sea Party, T. Butcherblock, and Mr. Donut.

    Steven J. Wagenheim, President, Chief Executive Officer and director, is also one of our founders. Mr. Wagenheim has over 22 years of hospitality industry experience as corporate executive, owner/ operator, manager and consultant for hotels, resorts, individual and multi-unit restaurant operations. Mr. Wagenheim is the Chief Executive Officer and principal shareholder of New Brighton Ventures, Inc., which operates a Champps Americana restaurant in New Brighton, Minnesota. Since 1989, Mr. Wagenheim has been involved in the expansion and operations of Champps restaurants. Between 1989 and 1992, Mr. Wagenheim was Chief Operating Officer of Champps Entertainment, Inc. Between 1992 and March 1994, he was the Chief Executive Officer and director of Champps Development Group, Inc., which managed franchised Champps restaurants in Richfield and New Brighton, Minnesota. Between March 1994 and March 1996, he served as President and a director of Americana Dining Corporation ("ADC") which operated Champps restaurants in Minnesota and developed Champps restaurants in Ohio. In April 1996, Mr. Wagenheim sold his interest in ADC to Daka International, Inc. and formed New Brighton Ventures, Inc. Prior to his association with Champps Entertainment, Mr. Wagenheim was a principal of the Leisure Time Industries practice for the international accounting firm, Laventhol & Horwath. He specialized in the restaurant industry with primary emphasis in the areas of operational management, the creation and implementation of accounting systems, conceptual evaluation, organizational development and productivity management. Mr. Wagenheim received his Bachelor's degree from Michigan State University and an Associate's Degree in Culinary Arts from the Culinary Institute of America.

    Mitchel I. Wachman served as our Vice President—Operations from June 1997 through October 1999, at which time he was appointed our Chief Financial Officer. He was appointed to our board of directors in December 1999 and also serves as our Secretary. Mr. Wachman is a shareholder and General Manager/Secretary of New Brighton Ventures, Inc. Mr. Wachman joined ADC in 1994. Between August 1995 and April 1996, Mr. Wachman was a District Operator for ADC, involved in the development of Champps restaurants in Ohio. Prior to joining ADC, Mr. Wachman was employed by Champps Development Group, Inc. as General Manager of its New Brighton restaurant since 1992. His duties include management development, quality control, profit and loss control and marketing and promotions. Mr. Wachman has been involved in the hospitality industry since 1984 and is a graduate of the Michigan State University School of Hotel, Restaurant Institutional Management.

    Timothy R. Cary, who joined us in April 1996 and has been our Vice President—Operations since October 1999, oversees operations, store level profit and loss, management recruitment and development, and construction development. From May 1991 to April 1996, Mr. Cary was a management member of ADC. From September 1985 to April 1991, Mr. Cary was employed by Ground Round Inc. as an operations coordinator/new store training coordinator. Mr. Cary has been involved in the restaurant industry for 16 years and is a graduate of the University of Minnesota with a Bachelor's degree in Statistics.

    Arthur E. Pew III became one of our directors in August 1997. Mr. Pew retired from his employment by Burlington Northern Railroad Co. in 1990. Between 1989 until 1994, Mr. Pew owned and operated Champps restaurants in Richfield and New Brighton, Minnesota. Mr. Pew currently is a director of the Pew Charitable Trust Foundation and the Glenmede Trust Company, Philadelphia, PA.

    James G. Gilbertson became one of our directors in November 1999. Mr. Gilbertson has served as Chief Operating Officer since April 1996 and Chief Financial Officer since July 1992 of iNTELEFILM Corporation, an entity engaged in television commercial production. Mr. Gilbertson is also an executive officer of Harmony Holdings, Inc., a corporation which produces television commercials, music videos and related media. From June 1988 to July 1992, he was the Chief Financial Officer of Parker Communications, which operated a group of radio stations. From 1985 to June 1988, Mr. Gilbertson was Controller of the radio division of Palmer Communications. Prior to that, he was a practicing certified public accountant with the firm of Ernst & Young LLP.

    Bruce H. Senske became one of our directors in November 1999. Mr. Senske has been a Vice President at Manchester Companies, a private investment and management consulting firm formed in 1993, since June 1998. Since September 1999, he has also served as Interim Chief Executive Officer of Telident, Inc., an entity which designs, manufactures and markets proprietary hardware and software systems which provide the exact location of a 911 telephone call. Mr. Senske served as President, Chief Executive Officer, Chief Financial Officer and Treasurer of U-Ship, Inc. from January 1993 to June 1998, with the exception of June and July 1997. From 1988 to 1992, Mr. Senske was Vice President of Strategic Marketing and Product Planning at Vocam Systems, Inc., which became a division of the Pitney Bowes Company, a manufacturer of transportation management software systems, in 1990.

    Our officers serve at the discretion of our board of directors. Our directors hold office until our next annual meeting of shareholders and until their successors have been elected and qualified.

Board of Directors; Committees

    Our board of directors consists of six members. Pursuant to an agency agreement entered into in 1997, and under the terms of our underwriting agreement with Equity Securities Investments, Inc., that firm has the right for a period of three years following this offering to designate one person to serve on our board of directors. We have agreed to use our best efforts to cause such designee's election to our board. To date, however, Equity Securities has not sought to exercise such right.

    The compensation committee of the board, comprised of Messrs. Pew, Gilbertson and Senske, is responsible for reviewing and establishing the compensation structure for our officers and directors, including salaries, participation in incentive compensation and benefit plans, stock option plans and other forms of compensation, and is responsible for administering our 1997 Stock Option Plan.

    The audit committee of the board, comprised of Messrs. Pew, Gilbertson and Senske, is responsible for recommending to the board our independent auditors, analyzing the reports and recommendations of the auditors and reviewing internal audit procedures and controls.

Limitation of Liability and Indemnification

    Pursuant to provisions of the Minnesota Business Corporation Act, we have adopted provisions in our articles of incorporation and by-laws that provide that our directors shall not be personally liable for monetary damages to us or our shareholders for a breach of fiduciary duty as a director to the full extent that the act permits the limitation or elimination of the liability of directors. Our articles of incorporation and by-laws also provide that we will indemnify our directors, officers and employees in the manner and to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. See "Description of Securities—Certain Limited Liability, Indemnification and Anti-Takeover Provisions under Minnesota Law."

Employment Agreements

    We entered into employment agreements with William E. Burdick and Steven J. Wagenheim on December 14, 1999. Under the terms of each of the agreements, Messrs. Wagenheim and Burdick each agree to serve in their current offices and capacities for a period of two years. Each agreement contains noncompetition provisions whereby neither Mr. Wagenheim nor Mr. Burdick will acquire any direct or indirect interest in any casual dining or microbrewery business within our markets. The agreement excludes from Mr. Burdick's covenant Sherlock's Home restaurant, the restaurant-microbrewery which he currently operates. We have also agreed to reimburse Messrs. Wagenheim and Burdick for their reasonable and necessary business expenses. The agreement permits them to participate in any fringe benefit programs for which they are eligible. We have agreed with Messrs. Wagenheim and Burdick that no compensation will be paid to them through the year 2000, and that beginning in 2001, they will receive compensation to be established by the board of directors. If the compensation levels we establish for Mr. Wagenheim or Mr. Burdick are not acceptable to them, we have agreed that their compensation levels shall be established by mediation or binding arbitration. As further consideration for these employment agreements, we have granted nonstatutory stock options to Messrs. Wagenheim and Burdick. See "—Executive Compensation" and "Description of Securities—Stock Options" for a description of such stock options.

Director Compensation

    Our directors are reimbursed for certain reasonable expenses incurred in attending board meetings. Directors who are also our employees receive no renumeration for services as members of the board or any board committee. Under our 1997 Director Stock Option Plan, directors who are not employed by us are entitled to receive annual grants of stock options. See "Description of Securities—Director Stock Options" for a discussion of grants previously made.

Executive Compensation

    No compensation was paid to any of our executive officers from our inception through September 30, 1999. We have agreed with Messrs. Wagenheim and Burdick that no compensation will be paid to them through the year 2000. Compensation payable to our current executive officers after 2000 will be determined by our board. See "—Employment Agreements."

    No stock options or stock appreciation rights were granted to, or exercised by, any of our executive officers during 1997 or 1998. No stock options or stock appreciation rights were held by any of our executive officers as of the end of 1997 or 1998. As of December 15, 1999, we had granted nonstatutory stock options to Messrs. Wagenheim and Burdick for the purchase by each of them of 20,000 shares of our common stock. See "—Employment Agreements" and "Description of Securities—Stock Options" for a description of such stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On July 29, 1997, we issued to Brewing Ventures LLC 850,000 shares of common stock and a warrant to purchase 1,000,000 shares of common stock in exchange for Brewing Ventures' contribution of its restaurant concept and all proprietary data, know-how, business plans, research and development in connection therewith. On August 13, 1997, Brewing Ventures made a capital contribution to us in the amount of $200,000. Concurrent with this offering, Brewing Ventures will tender 187,500 of its shares to us in payment of the exercise price of its warrant to purchase 1,000,000 shares. As a result, Brewing Ventures then will own 1,662,500 shares of our common stock. Our directors, officers or key employees who are members of Brewing Ventures are William E. Burdick, Steven J. Wagenheim, Mitchel I. Wachman, Timothy R. Cary and Arthur E. Pew III. The members of Brewing Ventures are the promoters of our company. The original issuance of common stock and warrants to Brewing Ventures was not effected on an arm's length basis. No independent valuation of our restaurant concept was made. See "Description of Securities—Warrants" for a description of warrants issued to Brewing Ventures.

    In August 1997, we entered into a management agreement with Brewing Ventures. Pursuant to the management agreement, Brewing Ventures consulted with us regarding the development and execution of our restaurant concept. The fee under the management contract was paid at the rate of $25,000 per year. This amount has accrued from September 1997 through June 1999 and will be paid following this offering from our income from operations. We agreed with Brewing Ventures to terminate the management agreement effective June 30, 1999.

    Certain members of Brewing Ventures also have employment agreements with us. See "Management—Employment Agreements" for a description of such employment agreements.

    Messrs. Wagenheim and Burdick have personally guaranteed the lease on our initial restaurant in St. Cloud, Minnesota, and expect to personally guarantee the leases on our next two restaurants. They are under no obligation to personally guarantee any of our future obligations.

    From our inception through September 30, 1999, New Brighton Ventures, Inc., the entity through which Messrs. Wagenheim and Wachman own a Champps restaurant in New Brighton, Minnesota, incurred expenses on our behalf and charged us for personnel loaned to us to assist us in the development of our concept and menu, in an amount aggregating approximately $82,000. We believe that the amount paid by us equates to the approximate cost of the provision of such services, but these amounts were not established on an arm's length basis. No independent valuation of such services was made.

PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information known to us regarding beneficial ownership of our common stock on a pro forma basis as of December 15, 1999, and as adjusted to reflect the sale of shares offered hereby, by (1) each person known to us to beneficially own more than 5% of our common stock, (2) each director, and (3) all current executive officers and directors as a group. Unless otherwise indicated, the address for each listed shareholder is c/o Founders Food & Firkins Ltd., 5831 Cedar Lake Road, St. Louis Park, Minnesota 55416.

		Percent Beneficially Owned (1) (2)
	Number of Shares Beneficially Owned (1)
Name and Address of Beneficial Owner (1)		Before Offering	After Offering

Brewing Ventures LLC (3)	1,662,500	59.8%	44.0%
William E. Burdick (3)(4)	0	0	0
Steven J. Wagenheim (3)(4)	0	0	0
Mitchel I. Wachman (3)(4)	0	0	0
Arthur E. Pew III (3)(4)(5)	15,000	*	*
James G. Gilbertson	0	0	0
Bruce H. Senske	0	0	0
Bruce J. Barnett 5805 Jonquil Lane Plymouth, Minnesota 55442	250,000	9.0	6.6
Otto G. Bonestroo 175 Lakeland Shores Lakeland Shores, Minnesota 55043	200,000	7.2	5.3
All directors and executive officers as a group (6 persons) (6)	1,677,500	60.0%	44.2%

*
Represents less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Securities "beneficially owned" by a person may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of December 15, 1999.

(2)
Percentage of beneficial ownership is based on 2,782,000 shares outstanding on a pro forma basis as of December 15, 1999, and 3,782,000 shares to be outstanding after the closing of this offering. Shares issuable pursuant to warrants and options are deemed outstanding for computing the percentage of the person holding such warrants or options but are not deemed outstanding for computing the percentage of any other person. Assumes no purchase of shares in this offering by listed persons.

(3)
Upon the closing of this offering, Brewing Ventures LLC, a Minnesota limited liability company, will be the direct owner of 1,662,500 shares. Messrs. Burdick, Wagenheim, Wachman and Pew are members of Brewing Ventures and collectively own 87% of its membership interests. As such, they may be deemed to be the indirect beneficial owners of such securities. See "Certain Relationships and Related Transactions" and "Description of Securities."

(4)
Excludes shares held by Brewing Ventures LLC.

(5)
Includes 15,000 shares purchasable pursuant to the exercise of options.

(6)
Includes shares held by Brewing Ventures LLC.

DESCRIPTION OF SECURITIES

    Our authorized capital stock consists of 90,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share.

Common Stock

    As of December 15, 1999, there were 1,969,500 shares of common stock issued and outstanding. On a pro forma basis as of December 15, 1999, after giving effect to the exercise of warrants to purchase 1,000,000 shares of common stock upon the closing of this offering, there were 2,782,000 shares of common stock issued and outstanding. On such pro forma basis as of December 15, 1999, as adjusted to reflect the sale of the common stock offered hereby, there were 3,782,000 shares of common stock issued and outstanding. In addition, we have reserved under our stock option plans a total of 650,000 shares of common stock for issuance upon the exercise of options granted or to be granted. We have also reserved 156,950 shares for issuance pursuant to the exercise of previously issued warrants.

    All outstanding shares of common stock are, and the shares offered hereby will be, fully paid and nonassessable. The holders of common stock are entitled to one vote for each share held of record on all matters voted upon by shareholders and may not cumulate votes for the election of directors. Thus, the owners of a majority of the common stock outstanding may elect all of the directors if they choose to do so, and the owners of the balance of such shares would not be able to elect any directors. Subject to the rights of any future series of preferred stock which may be designated, each share of outstanding common stock is entitled to participate equally in any distribution of net assets made to the shareholders in liquidation, dissolution or winding up of our company and is entitled to participate equally in dividends as and when declared by the board of directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of common stock. All shares of common stock have equal rights and preferences.

Undesignated Preferred Stock

    At present, no shares of preferred stock are issued or have been authorized or designated by the board of directors for issuance. Under governing Minnesota law and our articles of incorporation, no action by our shareholders is necessary, and only action of the board of directors is required, to authorize the issuance of any of the shares of authorized preferred stock. The board of directors is empowered to establish, and to designate the name of, each class or series of the shares of preferred stock and to set the terms of such shares, including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion, voting rights and preferences and other rights. Accordingly, the board of directors, without shareholder approval, may issue shares of preferred stock with terms, including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion, voting rights and preferences and other rights, that could adversely affect the voting power and other rights of holders of the common stock.

    The undesignated preferred stock may have the effect of discouraging an attempt, through the acquisition of a substantial number of shares of common stock, to acquire control of our company with a view to effecting a merger, sale or exchange of assets or a similar transaction. For example, the board of directors could issue such shares as a dividend to holders of common stock or place such shares privately with purchasers who may side with the board of directors in opposing a takeover bid. The anti-takeover effects of the undesignated preferred stock may deny shareholders the receipt of a premium on their common stock and may also have a depressive effect on the market price of the common stock.

Stock Options

    We have reserved 400,000 shares of common stock for the grant of stock options under our 1997 Stock Option Plan. As of December 15, 1999, we had granted nonstatutory stock options to Messrs. Wagenheim and Burdick for the purchase by each of them of 20,000 shares of our common stock, one-half of which becomes exercisable commencing November 15, 2000, and the remainder of which becomes exercisable commencing November 15, 2001. The options are exercisable at $4.00 per share and have a ten-year term. The options are granted subject to and in accordance with the terms and provisions of our 1997 Stock Option Plan.

Director Stock Options

    We have reserved 250,000 shares of common stock for the grant of non-statutory stock options to non-employee directors under our 1997 Director Option Plan. Pursuant to this plan, we automatically grant an initial option for the purchase of 10,000 shares to each outside director and thereafter grant stock options annually for the purchase of 5,000 shares. The maximum number of shares with respect to which options may be granted to any single director under this plan is 25,000 shares. The initial stock option grant of 10,000 shares to an outside director is subject to the requirement that such director serve for at least one year and such option is not exercisable until such date. Each option is granted at fair market value on the date of grant and is exercisable for a period of five years commencing one year after the date of grant. In November 1999, our board of directors amended and restated the plan, subject to shareholder approval, to provide for initial and annual option grants to each non-employee director of 15,000 shares and to eliminate the ceiling on the number of shares with respect to which options may be granted to any single director under the plan.

    As of December 15, 1999, options under the plan for the purchase of (a) 20,000 shares had been granted to Arthur E. Pew III, (b) 15,000 shares had been granted to James G. Gilbertson and (c) 15,000 shares had been granted to Bruce H. Senske. Of such securities, options held by Mr. Pew for the purchase of 15,000 shares were exercisable at December 15, 1999.

Warrants

    We issued to Brewing Ventures LLC a ten-year warrant for the purchase of 1,000,000 shares of common stock exercisable at $0.75 per share at the rate of 200,000 shares upon the establishment and opening of our initial restaurant, and 200,000 shares upon the opening of each restaurant thereafter, up to a total of three new stores, or 600,000 shares. The warrant may also be exercised in full, or as to the unexercised balance thereof, upon either the effectiveness of an initial public offering of our debt or equity securities, or in the event of a merger, exchange or sale of substantially all of our assets or securities. Upon the closing of this offering, Brewing Ventures plans to use 187,500 of its shares in payment of the exercise price of its warrant to purchase 1,000,000 shares. As a result, Brewing Ventures then will own 1,662,500 shares of our common stock.

    As part of the agreement for the development of our initial restaurant in St. Cloud, Minnesota, we issued to the partners of the developer, St. Cloud Investments, L.L.P., a three-year warrant for the purchase of 45,000 shares of common stock exercisable at $1.25 per share.

    We issued a warrant to Equity Securities Investments, Inc., our selling agent in connection with an earlier private placement and our underwriter in this offering, for the purchase of 111,950 shares of common stock at an exercise price of $1.00 per share. Contingent upon the sale of the shares offered hereby, we have agreed to issue them a warrant for the purchase of 100,000 shares of common stock at an exercise price of $4.80 per share.

    Each outstanding warrant contains customary anti-dilution provisions, together with certain incidental and demand rights to require us to register the shares underlying the warrants with the SEC at our expense.

Certain Limited Liability, Indemnification and Anti-Takeover Provisions under Minnesota Law

    Our articles of incorporation limit the liability of our directors to the fullest extent permitted by Minnesota law. Specifically, our directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability for (a) any breach of the director's duty of loyalty to our company or our shareholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) corporate distributions which are in contravention of restrictions in the Minnesota Business Corporation Act, our articles of incorporation or by-laws, or any agreement to which our company is a party, (d) violations of Minnesota securities laws, (e) any transaction from which the director derives an improper personal benefit or (f) any act or omission occurring prior to the effective date of the provision in our articles of incorporation eliminating or limiting liability. This provision generally will not limit liability under state or federal securities laws.

    Section 302A.521 of the Minnesota Business Corporation Act provides that a Minnesota business corporation must indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity, as defined, of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made to that section for a complete statement of such indemnification rights.

    Our articles of incorporation provide that we will indemnify, and may in the discretion of the board of directors insure, directors, officers and employees of our company in the manner and to the fullest extent permitted by law. Our by-laws provide that each director and officer, past or present, of our company, and each person who serves or may have served at the request of our company as a director, officer, employee or agent of another corporation or employee benefit plan, and their respective heirs, administrators and executors, will be indemnified by us in accordance with, and to the fullest extent permissible by, applicable law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    Certain provisions of Minnesota Law, described below, could delay, defer or prevent a change in control of our company and could have the effect of making it more difficult to acquire our company or remove incumbent management. We are governed by the provisions of Section 302A.671 and 302A.673 of the Minnesota Business Corporation Act because we are an "issuing public corporation" which has 50 or more shareholders. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination or the interested shareholder's acquisition of shares is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock, or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock. Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act could, under some circumstances, deny our shareholders the receipt of a premium on their common stock and may also have a depressive effect on the market price of our stock.

    In the event of certain tender offers for stock of our company, Section 302A.675 of the Minnesota Business Corporation Act precludes the tender offer or from acquiring additional shares of stock (including acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of such an offer unless the selling shareholders are given the opportunity to sell the shares on terms that are substantially equivalent to those contained in the earlier tender offer. The section does not apply if a committee of the board of directors consisting of all of its disinterested directors (excluding present and former officers of the corporation) approves the subsequent acquisition before shares are acquired pursuant to the earlier tender offer.

Transfer Agent and Registrar

    Norwest Bank Minnesota, National Association has been appointed as the transfer agent and registrar for our common stock. As of December 15, 1999, we had 57 shareholders of record.

SHARES ELIGIBLE FOR FUTURE SALE

    Upon the consummation of this offering, we will have 3,782,000 shares of common stock outstanding. Of this amount, the 1,000,000 shares sold hereby will be freely tradable without restriction under the Securities Act, unless purchased by an "affiliate" of ours, as that term is defined in Rule 144 under the Securities Act. The remaining 2,782,000 shares are "restricted shares," as that term is defined in Rule 144. Of these shares:

  •
  will be eligible for immediate sale in the public market, subject to the limitations of Rule 144(k)

  •
  will be eligible for sale in the public market 180 days after the date of this prospectus, subject to the limitations of Rule 144, Rule 144(k) or Rule 701 pursuant to Rule 144

  •
  the remaining 1,662,500 will be eligible for sale in the public market one year after the date of this prospectus, subject to the limitations of Rule 144, Rule 144(k) or Rule 701 pursuant to Rule 144

    Of the 2,782,000 restricted shares, holders of an aggregate of      shares have entered into lock-up agreements under which they have agreed that they will not, without the prior written consent of Equity Securities Investments, Inc., offer, sell or otherwise dispose of, any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them during a specified period of time following the date of this prospectus. Various non-affiliates have entered into 180-day lock-up agreements, while all of our affiliates have entered into one-year lock-up agreements. Equity Securities Investments, Inc. may, in its sole discretion at any time without notice, release any portion of the shares subject to such agreements during the applicable lock-up period.

    In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, including an affiliate, who has beneficially owned shares for at least one year, within any three-month period commencing 90 days after the date of this prospectus, may sell a number of shares that does not exceed the greater of:

  •
  one percent of the number of shares of common stock then outstanding, which would be 37,820 shares immediately after this offering, or

  •
  the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

    Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell the shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701 under the Securities Act, persons who purchase shares upon the exercise of options granted prior to the effective date of this offering are entitled to sell the shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

    We intend to file a registration statement on Form S-8 covering all shares of common stock issuable upon exercise of stock options we may grant pursuant to our stock option plans. Upon this registration, an additional 650,000 shares of common stock will be eligible for sale in the public market. As of December 15, 1999, we had outstanding options to purchase 80,000 shares of common stock under our stock option plans.

    Prior to the offering, there has been no market for our common stock, and we cannot predict the effect, if any, that public sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of substantial amounts of our stock in the public market following this offering, or the perception that sales may occur, could adversely affect the prevailing market price of our stock and our ability to raise capital through a future equity offerings.

UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement between our underwriter, Equity Securities Investments, Inc., and us, our underwriter has agreed to purchase from us, and we have agreed to sell to the underwriter, 1,000,000 shares. The underwriting agreement provides that the obligations of the underwriter are subject to approval of legal matters by counsel and to various other conditions. The nature of the underwriter's obligations are such that it is committed to purchase and pay for all of the shares if any are purchased.

    The underwriter proposes to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus, and at such price less a concession not in excess of $    per share to certain other dealers who are members of the National Association of Securities Dealers, Inc. After the public offering, the initial offering price and other selling terms may be changed by the underwriter. The underwriter has advised us that it does not intend to confirm sales of shares to any accounts over which it exercises discretionary authority. We have granted the underwriter a 30-day over-allotment option to purchase up to an aggregate of 150,000 additional shares exercisable at the public offering price less the underwriting discount. The underwriter may exercise such option only to cover over-allotments made in connection with the sale of the shares offered hereby. If the over-allotment option is exercised in full, the total offering price, underwriting discounts and commissions and total proceeds before expenses would be $4,600,000, $460,000 and $4,140,000, respectively.

    Brewing Ventures LLC has agreed that it will not sell, grant any option for the sale of, or otherwise dispose of any of our equity securities (or any securities convertible into or exercisable or exchangeable for our equity securities), for a period of one year after the date of this prospectus without the prior written consent of the underwriter. Our executive officers and directors have also agreed to be subject to the same restrictions for a period of one year.

    We and the underwriter have agreed to indemnify each other (including officers, directors and control persons of each other) against certain liabilities, losses and expenses, including liabilities under federal and state securities laws, and we have agreed to contribute to payments that the underwriter may be required to make in respect any of those liabilities, losses or expenses. Insofar as indemnification for liability arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    The following table summarizes the compensation and expenses we will pay.

	Per Share		Total
	Without Over-Allotment	With Over-Allotment	Without Over-Allotment	With Over-Allotment

Underwriting discounts and commissions paid by us	$.40	$.40	$400,000	$460,000
Expenses payable by us	$.12	$.12	$120,000	$138,000

    We have agreed with the underwriter that, for a period of three years from the date of this prospectus, the underwriter will have the right to nominate one person to serve on our board of directors and we will use our best efforts to secure the election of that nominee. Any person nominated by the underwriter must be reasonably acceptable to us. We have also granted the underwriter a right of first refusal to act as managing underwriter or selling agent for any public or private offering of equity or debt securities that we may make within three years after the date of this prospectus.

    We have applied to list the shares of common stock on The Nasdaq Stock Market's SmallCap Market under the symbol "FOFF."

    Prior to this offering, there has been no public market for the common stock. The initial public offering price has been determined by negotiation between us and the underwriter. The principal factors to be considered in determining the public offering price include the following: the information set forth in this prospectus and otherwise available to the underwriter; market conditions for initial public offerings; the history and the prospects for the industry in which we will compete; the ability of our management; the prospects for our future earnings; the present state of our development and our plans for expansion of our business and our current financial condition; the general condition of the securities markets at the time of this offering; and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

    The underwriter may engage in over-allotment, stabilizing transactions and covering transactions in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and covering transactions may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq SmallCap Market or otherwise and, if commenced, may be discontinued at any time.

    We have agreed to sell the underwriter, for $100, a five-year warrant to purchase up to 100,000 shares of common stock exercisable at $4.80 per share (120% of the public offering price). The underwriter's warrant may be exercised commencing one year after the date of this prospectus. The exercise price and the number of shares may, under certain circumstances, be subject to adjustment pursuant to anti-dilution provisions.

    We have agreed to pay the underwriter a non-accountable expense allowance equal to 3.0% of the aggregate offering price of the shares or $120,000 ($138,000 if the underwriter's over-allotment option is exercised in full).

    The underwriter commenced business as a broker-dealer in April 1997, and since that date has completed two public offerings on a firm commitment basis as managing underwriter. In October 1997 and February 1998, we sold an aggregate of 1,119,500 shares of common stock in a private placement in which the underwriter acted as selling agent. The underwriter received agent's commissions and non-accountable expenses of $145,535. The underwriter was given a one-year right of first refusal with respect to our initial public offering. The underwriter also received a warrant in connection with the private placement. See "Description of Securities—Warrants" for a description of such warrant.

LEGAL MATTERS

    The validity of the shares offered hereby will be passed upon for us by Briggs and Morgan, Professional Association, Minneapolis, Minnesota. Certain legal matters relating to the sale of the shares offered hereby will be passed upon for the underwriter by Robins, Kaplan, Miller & Ciresi L.L.P., Minneapolis, Minnesota.

EXPERTS

    The financial statements as of and for the periods ended December 31, 1998 and 1999, included herein have been audited by Schechter, Dokken, Kanter, Andrews & Selcer Ltd., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

ADDITIONAL INFORMATION

    We have filed with the SEC a registration statement on Form SB-2 under the Securities Act, with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus, which is a part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and the shares offered hereby, reference is made to such registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents or provisions of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

    You may read and copy any materials we file with the SEC, including the registration statement, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including our registration statement and all exhibits and amendments to our registration statement, at http://www.sec.gov.

    As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Upon approval of the common stock for listing on The Nasdaq Stock Market, such reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

INDEX TO FINANCIAL STATEMENTS

Page

Report of Schechter, Dokken, Kanter, Andrews & Selcer Ltd., Independent Auditors	F-2
Balance Sheets as of December 31, 1998, 1997 and September 30, 1999 (unaudited)	F-3
Statements of Operations for the period from June 26, 1997 (inception) to December 31, 1997, the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999 (unaudited)	F-4
Statements of Shareholders' Equity for the period from June 26, 1997 (inception) to December 31, 1997, the year ended December 31, 1998 and the nine months ended September 30, 1999 (unaudited)	F-5
Statements of Cash Flows for the period from June 26, 1997 (inception) to December 31, 1997, the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999 (unaudited)	F-6
Notes to Financial Statements	F-7

INDEPENDENT AUDITORS' REPORT

Board of Directors
Founders Food & Firkins Ltd.
St. Louis Park, Minnesota

    We have audited the accompanying balance sheets of Founders Food & Firkins Ltd. as of December 31, 1997 and December 31, 1998, and the related statements of operations, shareholders' equity, and cash flows for the period June 26, 1997 (Inception) to December 31, 1997, and the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the 1997 and 1998 financial statements referred to above present fairly, in all material respects, the financial position of Founders Food & Firkins Ltd. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the periods then ended, in conformity with generally accepted accounting principles.

/s/ Schechter, Dokken, Kanter, Andrews & Selcer Ltd.

November 19, 1999, except for Note 11
as to which the date is December 1, 1999
Minneapolis, Minnesota

FOUNDERS FOOD & FIRKINS LTD.

BALANCE SHEETS

	December 31
			September 30, 1999
	1997	1998
			(Unaudited)

Assets:
Current assets:
Cash	$1,176,652	$1,090,218	$241,109
Inventory			42,242
Prepaids and other		2,850	44,177

Total current assets	1,176,652	1,093,068	327,528

Property and equipment, net		77,393	3,284,094
Trademark		5,475	16,254
Deferred tax benefit	10,603	28,171	66,355

Total assets	$1,187,255	$1,204,107	$3,694,231

Liabilities and shareholders' equity:
Current liabilities:
Accounts payable	$34,544	$16,009	$162,659
Accrued expenses			130,479
Due to related parties	36,333	64,421	68,061
Note payable-equipment			68,472
Capital lease obligations, current portion			106,410
Income taxes payable, current	3,237	13,522

Total current liabilities	74,114	93,952	536,081

Capital lease obligations, net of current portion			2,161,153

Shareholders' equity:
Common stock, $.01 par value, 90,000,000 shares authorized; 1,957,000 shares issued at December 31, 1997, 1,969,500 shares issued at December 31, 1998, and September 30, 1999	19,570	19,695	19,695
Paid in capital	1,117,779	1,128,579	1,128,579
Accumulated deficit	(24,208)	(38,119)	(151,277)

	1,113,141	1,110,155	996,997

Total liabilities and shareholders' equity	$1,187,255	$1,204,107	$3,694,231

See notes to financial statements.

FOUNDERS FOOD & FIRKINS LTD.

STATEMENTS OF OPERATIONS

	Period from June 26, 1997 (Inception) to December 31, 1997			Nine months ended September 30
		Year ended December 31, 1998
				1998	1999
				(Unaudited)	(Unaudited)

Restaurant revenues					$1,130,308

Restaurant costs:
Food and beverage					316,883
Labor, direct and occupancy					635,637
Depreciation					54,050

Total restaurant costs					1,006,570

Income from restaurant operations					123,738
Pre-opening costs	$37,553		$51,111	$42,441	194,193
Management fees	8,333		25,000	18,750	12,500

Operating loss	(45,886)		(76,111)	(61,191)	(82,955)
Interest (expense) income	14,312		58,154	43,805	(64,635)

Loss before taxes	(31,574)		(17,957)	(17,386)	(147,590)
Income tax benefit	7,366		4,046	4,056	34,432

Net loss	$(24,208)		$(13,911)	$(13,330)	$(113,158)

Loss per common share—basic and diluted	$(.02)	$	.(01)	$(.01)	$(.06)

Weighted average number of common shares—basic and diluted	1,262,181		1,967,753	1,967,165	1,969,500

See notes to financial statements.

FOUNDERS FOOD & FIRKINS LTD.

STATEMENTS OF SHAREHOLDERS' EQUITY

	Number of shares	Par value	Additional paid-in capital	Accumulated deficit	Total

Sale of common stock for cash, on August 13, 1997 ($.235 per share)	850,000	$8,500	$191,500		$200,000
Issuance of stock through private placement on October 22, 1997 ($1.00 per share), net	1,107,000	11,070	926,279		937,349
Net loss				$(24,208)	(24,208)

Balance on December 31, 1997	1,957,000	19,570	1,117,779	(24,208)	1,113,141
Issuance of stock through private placement on February 20, 1998 ($1.00 per share), net	12,500	125	10,800		10,925
Net loss				(13,911)	(13,911)

Balance on December 31, 1998	1,969,500	19,695	1,128,579	(38,119)	1,110,155
Net loss (unaudited)				(113,158)	(113,158)

Balance on September 30, 1999 (unaudited)	1,969,500	$19,695	$1,128,579	$(151,277)	$996,997

See notes to financial statements.

FOUNDERS FOOD & FIRKINS LTD.

STATEMENTS OF CASH FLOWS

	Period from June 26, 1997 (Inception) to December 31, 1997		Nine months ended September 30
		Year ended December 31, 1998
			1998	1999
			(Unaudited)	(Unaudited)

Cash provided by operating activities:
Net loss	$(24,208)	$(13,911)	$(13,330)	$(113,158)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation				54,050
Deferred income taxes	(10,603)	(17,568)	(12,155)	(38,184)
Change in assets and liabilities:
Decrease (increase) in assets:
Inventory				(42,242)
Prepaid expenses		(2,850)	(2,817)	(41,327)
Trademark		(5,475)	(5,475)	(10,779)
Increase (decrease) in:
Income tax payable	3,237	10,285	4,862	(13,522)
Accounts payable	34,544	(18,535)	(2,119)	146,650
Accrued expenses				130,479
Due to related parties	36,333	28,088	15,284	3,640

Net cash provided by (used in) operating activities	39,303	(19,966)	(15,750)	75,607

Cash flows used for investment activities, purchase of property and equipment		(77,393)	(73,061)	(1,246,820)

Cash flows provided by financing activities:
Net proceeds from issuance of common stock	1,137,349	10,925	10,925
Proceeds from capital lease, equipment				750,000
Payments on:
Note payable				(387,000)
Capital lease obligations				(40,896)

Net cash provided by financing activities	1,137,349	10,925	10,925	322,104

Net increase (decrease) in cash	1,176,652	(86,434)	(77,886)	(849,109)
Cash, beginning	0	1,176,652	1,176,652	1,090,218

Cash, ending	$1,176,652	$1,090,218	$1,098,766	$241,109

Supplemental disclosure of cash flow information:
Income taxes paid		$3,237	$3,237	$14,000

Interest expense paid				$62,230

Supplemental schedule of non-cash investing and financing activities for the period ended September 30, 1999:

      The Company entered into a capital lease for the building in the amount of $1,558,459 and incurred debt of $455,471 for equipment purchases.

See notes to financial statements.

FOUNDERS FOOD & FIRKINS LTD.

NOTES TO FINANCIAL STATEMENTS

December 31, 1997 and 1998

(Including Data Applicable to Unaudited Periods)

1. Nature of business:

    Founders Food & Firkins Ltd. (the Company) was formed to develop and operate casual dining restaurants featuring on-premise breweries. The Company is developing these restaurant-breweries in selected markets throughout the United States. The theme is casual dining with a wide variety of menu items that are prepared fresh daily, combined with freshly brewed hand-crafted beers made on-premise. The Company used the proceeds from a private placement offering to develop its first facility in St. Cloud, Minnesota. The Company was a development stage company from June 26, 1997 (inception), until the first restaurant opened in June 1999. The first facility, known as the Granite City Food & Brewery, includes a full-service, 250-seat restaurant and bar area. The Company also intends to explore off-premise sales of its hand-crafted beers through the supervised use of contract brewers.

    The Company's current expansion strategy focuses on development of restaurants in small metropolitan and regional markets, referred to as second tier markets.

2. Summary of significant accounting policies:

Interim financial statements:

  The balance sheet as of September 30, 1999, and the related statements of operations, shareholders' equity and cash flows for the nine month periods ended September 30, 1998 and 1999 are unaudited. However, in the opinion of the management these interim financial statements include all adjustments (consisting only of normal recurring adjustments) which are necessary for the fair presentation of the results for the interim periods presented. The results of operations for the unaudited nine month period ended September 30, 1999, are not necessarily indicative of the results which may be expected for the entire 1999 fiscal year.

Inventory:

  Inventory, consisting of food, beverages, and retail items, is stated at the lower of cost or market and determined using the first-in, first-out (FIFO) method.

Property and equipment:

  The cost of property and equipment is depreciated over the estimated useful lives of the related assets. The cost of building and leasehold improvements is depreciated over the length of the related lease. Depreciation is computed on the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

  The estimated useful lives are as follows:

Computer software	3 years
Furniture and equipment	8 years
Building and leasehold improvements	20 years

Cash:

  The Company maintains some of its cash in a money market account.

    Use of estimates:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Earnings (loss) per share:

    Basic earnings per common share are based on the weighted average number of common shares outstanding in each year. Diluted earnings per common share assume that outstanding common shares were increased by shares issuable upon exercise of stock options and warrants for which market price exceeds exercise price, less shares which could have been purchased by the Company with related proceeds.

    Stock options and warrants of 100,000, 93,000 and 289,000 for December 31, 1998 and September 30, 1998 and 1999, respectively, were not used in the calculation of diluted earnings (loss) per share because they were anti-dilutive.

3. Related parties:

    From June 26, 1997 through September 30, 1999, New Brighton Ventures, Inc., incurred expenses on behalf of the Company totaling approximately $82,000. At December 31, 1997 and 1998 and September 30, 1999, amounts due to New Brighton Ventures were $28,000, $31,795 and $26,935. New Brighton Ventures is an entity controlled by certain owners of Brewing Ventures LLC, a principal shareholder of the Company.

    The Company has a Management Agreement with Brewing Ventures LLC to provide consulting services for the development and execution of the Company's restaurant and microbrewery concept. The management fee under the contract is $25,000 per annum. The Management Agreement was terminated by Brewing Ventures effective with the opening of the first restaurant. Due to related parties includes $8,333, $33,333 and $41,125 at December 31, 1997, and 1998 and September 30, 1999, respectively, for the management fees.

4. Property and equipment:

	December 31, 1998	September 30, 1999
		(Unaudited)

Building		$1,558,459
Leasehold improvements	$77,393	844,200
Equipment		912,258
Furniture and fixtures		23,226

	77,393	3,338,143
Less accumulated depreciation		54,050

	$77,393	$3,284,093

5. Note payable, equipment:

    Note payable, equipment, represents amounts due under an agreement with a restaurant equipment distributor. The amount is due in installments through December 1999 plus interest. The note is secured by the related equipment.

6. Leases:

    The Company leases land and building under an agreement expiring in 2019 plus renewable options for additional periods, and also leases equipment under a seven-year agreement. The land portion of the agreement is classified as an operating lease. The building and equipment agreements are capital leases. Two executive officers, who are also members of the Board of Directors of the Company, have personally guaranteed these leases. Included in property and equipment are the following assets held under capital leases:

September 30, 1999
(Unaudited)

Building	$1,558,459
Equipment	750,000

2,308,459
Less accumulated depreciation	39,672

$2,268,787

    Minimum future lease payments under capital leases as of September 30, 1999 (unaudited) are:

Year ended	Amount

1999	$73,273
2000	293,079
2001	293,079
2002	293,079
2003	293,079
2004	295,724
Thereafter	2,549,885

Total minimum lease payments	4,091,198
Less amount representing interest	1,823,635

Present value of net minimum lease payments	$2,267,563

    The interest rate on the land and building lease is 7.75% and is adjusted every five years based on a premium above the five year average Treasury rate. The equipment lease includes interest at 9.7% with the rate being adjusted after five years to prime plus 2%. Total minimum lease payments do not include contingent rentals that are due under the building lease equal to seven percent of gross sales in excess of $3,200,000 in each lease year.

    The Company has also entered into operating leases expiring through 2004 for various equipment items.

    Minimum future rental payments under non-cancelable operating leases for land and equipment as of September 30, 1999 (unaudited) are:

Year ended	Amount

1999	$18,790
2000	75,157
2001	75,157
2002	74,897
2003	74,677
2004	74,631
Thereafter	1,148,209

$1,541,518

    Rental expense for the nine months ended September 30, 1999 was $8,802.

7. Income taxes:

    The income tax provision consists of the following:

	Period ended December 31		Nine months ended September 30
	1997	1998	1998	1999
			(Unaudited)	(Unaudited)

Current income taxes:
Federal	$(1,913)	$(7,901)	$(5,864)	$(2,176)
State	(1,324)	(5,621)	(4,179)	(1,576)

	(3,237)	(13,522)	(10,043)	(3,752)

Deferred income taxes:
Federal	6,185	10,194	8,176	22,144
State	4,418	7,374	5,923	16,040

	10,603	17,568	14,099	38,184

Income tax benefit	$7,366	$4,046	$4,056	$34,432

    Deferred income taxes arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or noncurrent, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or noncurrent depending on the periods in which the temporary differences are expected to reverse. Temporary differences giving rise to the deferred tax asset consist primarily of the excess of organizational costs and pre-opening costs for financial reporting purposes over the amount for tax purposes. Temporary differences giving rise to the deferred tax liability consist primarily of the excess of depreciation expense for tax purposes over the amount for financial reporting purposes.

    The net deferred tax assets (liabilities) in the accompanying balance sheets include the following components:

	December 31
			September 30, 1999
	1997	1998
			(Unaudited)

Deferred tax assets	$10,603	$28,171	$74,416
Deferred tax liabilities			(8,061)

Net deferred tax assets	$10,603	$28,171	$66,355

    No valuation allowance has been provided for these deferred tax assets at December 31, 1998 and 1997 as full realization of these assets is expected.

8. Common stock warrants:

    As part of the sale of common stock in 1997 and 1998, the Company sold to the underwriter, for $50, a stock purchase warrant for the purchase of 111,950 shares of common stock at $1 per share. The warrant expires in February 2003.

    In August 1997, the Company issued a warrant to Brewing Ventures LLC to purchase 1,000,000 shares of common stock at an exercise price of $0.75 per share. The warrant expires in August 2007. The warrant shall vest and become exercisable as follows:

  (1)
  at the rate of 200,000 shares upon the establishment and opening of the Company's first store, and 200,000 shares upon the establishment and opening of each store thereafter (up to a total of three new stores, or 600,000 shares); and

  (2)
  in full, either upon the effective date of an initial public offering of the Company's debt or equity securities or in the event of a sale or merger of the Company.

    As part of the agreement for leasing the initial restaurant, the lessor was issued warrants to purchase 45,000 shares of common stock exercisable at $1.25 per share during the initial three years of the lease term. The warrants expire June 27, 2002.

9. Preferred stock:

    The Company is authorized to issue 10,000,000 shares of preferred stock at $0.01 par value.

10. Stock option plans:

    In July 1997, the Company adopted the Founders Food & Firkins Ltd. 1997 Stock Option Plan for employees and non-employees, including consultants to the Company, to purchase up to a maximum of 400,000 shares of the Company's common stock. Options will be granted at 100% of fair market value or 110% for persons owning more than ten percent of the Company's outstanding voting stock. Options are exercisable for no more than ten years from the date of the option (five in the case of more than ten percent owners). In addition, the Company has reserved 250,000 shares of common stock for issuance under the 1997 Director Stock Option Plan. Under this plan, the Company will automatically grant an option to each outside director on the date such person becomes a director for the purchase of 10,000 shares of common stock and thereafter on each successive anniversary of the grant of the first option for the purchase of 5,000 shares. The maximum number of shares granted to any single director will be 25,000 shares. Each option will be exercisable for five years commencing one year after the date of grant. Options will be granted at fair market value. One option to purchase 10,000 shares and one option to purchase 5,000 shares was granted on August 18, 1997 and 1998, respectively. None of the granted options have been exercised, forfeited, cancelled or have expired. At December 31, 1998 and September 30, 1999 (unaudited), there were exercisable options for 10,000 and 15,000 shares, respectively.

    The weighted average exercise price was $1.00 for shares granted and exercisable. The weighted average remaining life of the options was as follows:

	December 31		September 30
	1997	1998	1998	1999
			(Unaudited)	(Unaudited)
Weighted average remaining life in years	4.6	4.0	4.2	3.7

11. Subsequent event:

    On December 1, 1999, the Company entered into an agreement with Brewing Ventures LLC pursuant to which Brewing Ventures LLC would exercise in full its warrant to purchase 1,000,000 shares of common stock at an exercise price of $0.75 per share, by tendering to the Company as the exercise price, in lieu of a cash payment, 187,500 shares of common stock owned by Brewing Ventures LLC. The tendered shares will be canceled and will become a part of the Company's authorized, unissued shares. The exercise of the warrant as described above is contingent upon the registration statement covering the Company's initial public offering becoming effective prior to 2001.

1,000,000 Shares

FOUNDERS FOOD & FIRKINS LTD.

Common Stock

[LOGO TO COME]

PROSPECTUS

EQUITY SECURITIES INVESTMENTS, INC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The registrant is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

    As permitted by Section 302A.251 of the Minnesota Statutes, Article 9 of the articles of incorporation of the registrant provides that the registrant shall indemnify and may, in the discretion of the board of directors, insure current and former directors, officers and employees of the registrant in the manner and to the fullest extent permitted by law. Section 6.1 of the by-laws of the registrant provides that the registrant shall indemnify, in accordance with the terms and conditions of Section 302A.521 of the Minnesota Statutes, the following persons: (a) officers and former officers; (b) directors and former directors; (c) members and former members of committees appointed or designated by the board of directors; and (d) employees and former employees of the registrant.

    The underwriting agreement contains provisions under which the registrant on the one hand, and the underwriter, on the other hand, have agreed to indemnify each other (including officers and directors of the registrant and the underwriter and any person who may be deemed to control the registrant or the underwriter) against certain liabilities, including liabilities under the Securities Act.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses in connection with the issuance and distribution of the shares registered hereby, other than underwriting discounts and fees, are set forth in the following table. All amounts presented, other than the SEC registration fee, are estimates.

SEC registration fee	$1,215
NASD filing fee	960
Nasdaq listing fee	9,839
Legal fees and expenses	40,000
Accounting fees and expenses	40,000
Blue sky fees and expenses	15,000
Transfer agent fees and expenses	3,000
Printing expenses	38,000
Miscellaneous	1,986

Total	$150,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    The following sets forth all sales of unregistered securities during the past three years by Founders Food & Firkins Ltd.

    On July 29, 1997, the registrant issued 850,000 shares of common stock and warrants to purchase 1,000,000 shares of common stock to Brewing Ventures LLC, a limited liability company whose members consist of officers and directors of the registrant, certain current employees of the registrant and others who participated in the development of the registrant's restaurant concept. The common stock and warrants were issued in exchange for Brewing Ventures' contribution to the registrant of its restaurant concept and all proprietary business plans, data and know-how, research and development related thereto. In addition, on August 13, 1997, Brewing Ventures contributed $200,000 to the registrant. The common stock and warrants issued to Brewing Ventures were issued in a transaction not involving a public offering, exempt from registration under section 4(2) of the Securities Act of 1933 and in further reliance upon the exemption contained in section 3(a)(11) of the Securities Act. No underwriting commission or fee was paid to any party in connection with the transaction. Upon the closing of this offering, Brewing Ventures plans to use 187,500 of its shares in payment of the exercise price of its warrant to purchase 1,000,000 shares. As a result, Brewing Ventures then will own 1,662,500 shares of our common stock.

    On October 22, 1997, and February 20, 1998, the registrant issued an aggregate of 1,119,500 shares of common stock in a private placement transaction involving 41 accredited and 15 nonaccredited investors for a consideration of $1.00 per share, or an aggregate offering price of $1,119,500. The common stock was offered on behalf of the registrant by Equity Securities Investments, Inc., as exclusive agent, which was paid total compensation of $145,535, including a commission of ten percent of the gross amount of shares sold and a non-accountable expense reimbursement allowance of three percent of the gross amount of the shares sold. In addition to such compensation, the registrant issued to the agent a warrant for the purchase of 111,950 shares of common stock, exercisable for five years, at a price of $1.00 per share. The registrant subsequently (a) redeemed 25,000 shares of such common stock for $25,000 in connection with the termination of its arrangements with such shareholder for the development of a restaurant in St. Cloud, Minnesota, and (b) reissued such shares to an individual accredited investor for the same consideration. The foregoing common stock and warrant were issued in transactions exempt from registration under section 4(2) of the Securities Act and Regulation D under the Securities Act. The registrant issued the common stock in a private placement transaction not involving a general solicitation of securities to individuals who it determined (a) were "accredited investors" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act, or (b) had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of investment. The registrant claims that the issuance of the warrant was exempt from registration as a transaction not involving a public offering.

    Pursuant to an Agreement to Lease dated June 23, 1999, between the registrant and Barclay, Ltd., the registrant issued warrants for the purchase of 45,000 shares of common stock, exercisable over a three-year period commencing June 27, 1999, at $1.25 per share. The registrant issued the warrants to the members of St. Cloud, Investments L.L.P., the partnership which developed the registrant's initial restaurant in St. Cloud, Minnesota. The warrants were issued as consideration for the development of the registrant's restaurant, which has been leased to the registrant on a long-term basis. No public offering or general solicitation was made by the registrant, which claims that the issuance of the warrants was exempt from registration under section 4(2) of the Securities Act, as a transaction not involving a public offering. No underwriting commission or fee was paid to any party in connection with the transaction.

ITEM 27. EXHIBITS.

Exhibit Number	Description of Exhibit

1.1	Form of Underwriting Agreement.
1.2	Form of Underwriter's Warrant.
3.1	Articles of Incorporation of the Registrant, as amended.
3.2	By-laws of the Registrant.
4.1	Reference is made to Exhibits 3.1 and 3.2.
4.2	Specimen common stock certificate.
5	Opinion of Briggs and Morgan, Professional Association.
10.1	1997 Stock Option Plan.
10.2	1997 Director Stock Option Plan, as amended and restated effective November 26, 1999.
10.3	Management Agreement between the Registrant and Brewing Ventures LLC, dated August 13, 1997.
10.4	Amendment to Management Agreement between the Registrant and Brewing Ventures LLC, dated November 26, 1999.
10.5	Employment Agreement between the Registrant and Steven J. Wagenheim, dated December 14, 1999.
10.6	Employment Agreement between the Registrant and William E. Burdick, dated December 14, 1999.
10.7	Lease by and between the Registrant and St. Cloud Investments L.L.P., dated July 29, 1998 (including to Lease and Guaranty).
10.8	Lease by and between the Registrant and GCI Capital, Inc., dated May 19, 1999.
10.9	Agreement to Lease between the Registrant and Barclay, Ltd., dated June 23, 1999.
10.10	Warrant issued by the Registrant to Brewing Ventures LLC, dated August 13, 1997.
10.11	Warrant Exercise Agreement by and between the Registrant and Brewing Ventures LLC, effective November 22, 1999.
10.12	Form of Warrant issued by the Registrant to certain registered representatives of Equity Securities Investments, Inc., dated February 20, 1998.
10.13	Form of Warrant issued by the Registrant to certain partners of St. Cloud Investments, L.L.P., dated June 27, 1999.
10.14	License Purchase Agreement by and between the Registrant and CNJ Distributing Corp., dated December 20, 1999.
10.15	Nonqualified Stock Option Agreement by and between the Registrant and Steven J. Wagenheim, dated December 14, 1999.
10.16	Nonqualified Stock Option Agreement by and between the Registrant and William E. Burdick, dated December 14, 1999.
10.17	Director Stock Option Agreement by and between the Registrant and Arthur E. Pew, III, dated August 18, 1997.
10.18	Director Stock Option Agreement by and between the Registrant and Arthur E. Pew, III, dated August 18, 1998.
10.19	Director Stock Option Agreement by and between the Registrant and Arthur E. Pew, III, dated August 18, 1999.
10.20	Director Stock Option Agreement by and between the Registrant and James G. Gilbertson, dated November 26, 1999.
10.21	Director Stock Option Agreement by and between the Registrant and Bruce H. Senske, dated November 26, 1999.
23.1	Consent of Briggs and Morgan, Professional Association (included in Exhibit 5).
23.2	Consent of Independent Certified Public Accountant.
24	Powers of Attorney (included on Page II-5).
27	Financial Data Schedule.

ITEM 28. UNDERTAKINGS.

    The registrant will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    For determining any liability under the Securities Act, the registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

    For determining any liability under the Securities Act, the registrant will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on December 22, 1999.

FOUNDERS FOOD & FIRKINS LTD.
By:	/s/ STEVEN J. WAGENHEIM Steven J. Wagenheim President, Chief Executive Officer and Director

POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Steven J. Wagenheim and William E. Burdick, each or either of them, such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ STEVEN J. WAGENHEIM Steven J. Wagenheim	President, Chief Executive Officer and Director (Principal Executive Officer)	December 22, 1999
/s/ MITCHEL I. WACHMAN Mitchel I. Wachman	Chief Financial Officer, Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	December 22, 1999
/s/ WILLIAM E. BURDICK William E. Burdick	Chairman of the Board, Brewmaster and Director	December 22, 1999
/s/ ARTHUR E. PEW III Arthur E. Pew III	Director	December 22, 1999
/s/ JAMES G. GILBERTSON James G. Gilbertson	Director	December 22, 1999
/s/ BRUCE H. SENSKE Bruce H. Senske	Director	December 22, 1999

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

1.1	Form of Underwriting Agreement.
1.2	Form of Underwriter's Warrant.
3.1	Articles of Incorporation of the Registrant, as amended.
3.2	By-laws of the Registrant.
4.1	Reference is made to Exhibits 3.1 and 3.2.
4.2	Specimen common stock certificate.
5	Opinion of Briggs and Morgan, Professional Association.
10.1	1997 Stock Option Plan.
10.2	1997 Director Stock Option Plan, as amended and restated effective November 26, 1999.
10.3	Management Agreement between the Registrant and Brewing Ventures LLC, dated August 13, 1997.
10.4	Amendment to Management Agreement between the Registrant and Brewing Ventures LLC, dated November 26, 1999.
10.5	Employment Agreement between the Registrant and Steven J. Wagenheim, dated December 14, 1999.
10.6	Employment Agreement between the Registrant and William E. Burdick, dated December 14, 1999.
10.7	Lease by and between the Registrant and St. Cloud Investments L.L.P., dated July 29, 1998 (including to Lease and Guaranty).
10.8	Lease by and between the Registrant and GCI Capital, Inc., dated May 19, 1999.
10.9	Agreement to Lease between the Registrant and Barclay, Ltd., dated June 23, 1999.
10.10	Warrant issued by the Registrant to Brewing Ventures LLC, dated August 13, 1997.
10.11	Warrant Exercise Agreement by and between the Registrant and Brewing Ventures LLC, effective November 22, 1999.
10.12	Form of Warrant issued by the Registrant to certain registered representatives of Equity Securities Investments, Inc., dated February 20, 1998.
10.13	Form of Warrant issued by the Registrant to certain partners of St. Cloud Investments, L.L.P., dated June 27, 1999.
10.14	License Purchase Agreement by and between the Registrant and CNJ Distributing Corp., dated December 20, 1999.
10.15	Nonqualified Stock Option Agreement by and between the Registrant and Steven J. Wagenheim, dated December 14, 1999.
10.16	Nonqualified Stock Option Agreement by and between the Registrant and William E. Burdick, dated December 14, 1999.
10.17	Director Stock Option Agreement by and between the Registrant and Arthur E. Pew, III, dated August 18, 1997.
10.18	Director Stock Option Agreement by and between the Registrant and Arthur E. Pew, III, dated August 18, 1998.
10.19	Director Stock Option Agreement by and between the Registrant and Arthur E. Pew, III, dated August 18, 1999.
10.20	Director Stock Option Agreement by and between the Registrant and James G. Gilbertson, dated November 26, 1999.
10.21	Director Stock Option Agreement by and between the Registrant and Bruce H. Senske, dated November 26, 1999.
23.1	Consent of Briggs and Morgan, Professional Association (included in Exhibit 5).
23.2	Consent of Independent Certified Public Accountant.
24	Powers of Attorney (included on Page II-5).
27	Financial Data Schedule.

QuickLinks

TABLE OF CONTENTS

PROSPECTUS SUMMARY

SUMMARY FINANCIAL DATA

RISK FACTORS

USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION

DILUTION
SELECTED FINANCIAL DATA

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS

MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PRINCIPAL SHAREHOLDERS
DESCRIPTION OF SECURITIES

SHARES ELIGIBLE FOR FUTURE SALE

UNDERWRITING
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION

INDEX TO FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

SIGNATURES
POWER OF ATTORNEY

INDEX TO EXHIBITS